Letter of Credit and Security Agreement
Dated as of September 4 2008

Among

Pivotal Utility Holdings, Inc.,
as Borrower,

AGL Resources Inc.,
as Guarantor,

The Lenders Parties Hereto,

Bank of America, N.A.,
as Administrative Agent,

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as Syndication Agent,

and

Bank of America, N.A.,
as Issuing Bank,

relating to

$39,000,000
New Jersey Economic Development Authority
Gas Facilities Revenue Bonds, 1996 Series A
(NUI Corporation Project)

Table of Contents

                Section        Heading                                                           Page

Article OneDefinitions	2

Section 1.1.Definitions 2
Section 1.2.Other Definitional Provisions 17

Article TwoIssuance of Letter of Credit; Fees 18

Section 2.1.Amount and Terms of Letter of Credit 18
Section 2.2.Reserved 18
Section 2.3.Reserved 18
Section 2.4.Fees 18
Section 2.5.Participating Interests 19
Section 2.6.Additional Payments 20
Section 2.7.Capital Adequacy 20
Section 2.8.Obligations of Issuing Bank 20

Article Three Agreement to Repay Letter of Credit Drawings; Pledged Bonds 21

Section 3.1.Reimbursement 21
Section 3.2.Pledge of Bonds 23
Section 3.3.Intentionally Omitted 23
Section 3.4.Reinstatement of Letter of Credit 23
Section 3.5.Credit for Amount Paid on Bonds 24
Section 3.6.Default Rate 24
Section 3.7.Computation of Interest and Fees 24
Section 3.8.Payments 24
Section 3.9.Withholding Taxes 25
Section 3.10.Character of Obligations Hereunder 28
Section 3.11.ISP98 29

Article Four Conditions Precedent to Issuance of Letter of Credit 29

Section 4.1.Conditions 29

Article Five Representations and Warranties 32

Section 5.1.Financial Condition 33
Section 5.2.No Change 33
Section 5.3.Existence; Compliance with Law 33
Section 5.4.Power; Authorization; Enforceable Obligations 33
Section 5.5.No Legal Bar 34
Section 5.6.Litigation 34
Section 5.7.No Default 34
Section 5.8.Ownership of Property; Liens 34
Section 5.9.Intellectual Property 34
Section 5.10.Taxes 34
Section 5.11.Federal Regulations 35
Section 5.12.ERISA 35
Section 5.13.Investment Company Act; Other Regulations 35
Section 5.14.Subsidiaries 35
Section 5.15.Use of Extensions of Credit 36
Section 5.16.Environmental Matters 36
Section 5.17.Accuracy of Information, etc 37
Section 5.18.Solvency 37
Section 5.19.Status of Obligations 37
Section 5.20.OFAC 37
Section 5.21.USA Patriot Act 37
Section 5.22.Official Statements, Remarketing Memoranda or Other Offering Documents 38
Section 5.23.Indenture and Supplemental Indenture 38
Section 5.24.Loan Agreement 38

Article Six AFFIRMATIVE COVENANTS 38

Section 6.1.Financial Statements 38
Section 6.2.Certificates; Other Information 39
Section 6.3.Payment of Obligations 40
Section 6.4.Maintenance of Existence; Compliance 40
Section 6.5.Maintenance of Property; Insurance 40
Section 6.6.Inspection of Property; Books and Records; Discussions 40
Section 6.7.Notices 41
Section 6.8.Environmental Laws 41
Section 6.9.Maintenance of Ownership 42
Section 6.10.Certain Obligations 42
Section 6.11.Loan Agreement 42

Article Seven Financial and Negative Covenants 42

Section 7.1.Financial Condition Covenant 42
Section 7.2.Liens 42
Section 7.3.Fundamental Changes 44
Section 7.4.Disposition of Property 44
Section 7.5.Restricted Payments 44
Section 7.6.Amendments to Operative Documents 45
Section 7.7.Investments 45
Section 7.8.Negative Pledge Clauses 46
Section 7.9.Clauses Restricting Subsidiary Distributions 46
Section 7.10.Lines of Business and Hedge Activities 46
Section 7.11.Designation of Subsidiaries 46
Section 7.12.Tax Status 47
Section 7.13.Official Statement, Remarketing Memorandum or Other Offering Document 47
Section 7.14.Effectiveness of Certain Negative Covenants 47

Article Eight Pledged Bonds 47

Section 8.1.The Pledge 47
Section 8.2.Remedies Upon Default 48
Section 8.3.Valid Perfected First Lien 49
Section 8.4.Release of Pledged Bonds 49

Article Nine Guaranty of Obligations 49

Section 9.1.The Guaranty 49
Section 9.2.Obligations Unconditional 49
Section 9.3.Reinstatement 50
Section 9.4.Certain Additional Waivers 51
Section 9.5.Remedies 51
Section 9.6.Guarantee of Payment; Continuing Guarantee 51

Article Ten Events of Default; Remedies 51

Section 10.1.Events of Default 51
Section 10.2.Remedies 54
Section 10.3.Application of Collections 55

Article Eleven The Agent 56

Section 11.1.Appointment 56
Section 11.2.Delegation of Duties 56
Section 11.3.Exculpatory Provisions 56
Section 11.4.Reliance by Administrative Agent 57
Section 11.5.Notice of Default 57
Section 11.6.Non-Reliance on the Administrative Agent and Other Lenders 57
Section 11.7.Indemnification 58
Section 11.8.Administrative Agent in Its Individual Capacity 58
Section 11.9.Successor Administrative Agent 59
Section 11.10.Syndication Agent 59

Article Twelve Miscellaneous 59

Section 12.1.Amendments and Waivers 59
Section 12.2.Notices 60
Section 12.3.No Waiver; Cumulative Remedies 61
Section 12.4.Survival of Representations and Warranties 61
Section 12.5.Payment of Expenses and Taxes 61
Section 12.6.Successors and Assigns; Participations and Assignments 63
Section 12.7.Adjustments; Set-off 65
Section 12.8.Counterparts 66
Section 12.9.Severability 66
Section 12.10.Integration 66
Section 12.11.Governing Law 66
Section 12.12.Submission To Jurisdiction; Waivers 66
Section 12.13.Acknowledgements 67
Section 12.14.Confidentiality 67
Section 12.15.Waivers of Jury Trial 68
Section 12.16.USA Patriot Act Notice 68
Section 12.17Acknowledgement and Consent to Supplemental Indenture 68
Section 12.18.Consent to Insurance Endorsement

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Schedules:

Schedule 1.1-Lender Commitments
Schedule 5.14-Subsidiaries
Schedule 5.16-Environmental Matters
Schedule 7.2(i)-Existing Liens
Schedule 7.8-Agreements Prohibiting or Limiting Liens

Annexes:

Annex I-Form of Letter of Credit
Annex II-Form of Assignment and Acceptance
Annex III-Form of Compliance Certificate
Annex IV-Form of Endorsement to Bond Insurance Policy

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Letter of Credit and Security Agreement

This Letter of Credit and Security Agreement, dated as of September 4, 2008 (this “Agreement”), among Pivotal Utility Holdings, Inc., a New Jersey corporation (the “Borrower”), AGL Resources Inc., a Georgia corporation (the “Guarantor,” and together with the Borrower, the “Credit Parties”), the banks and other financial institutions that are parties hereto (each a “Lender” and collectively, the “Lenders”), Bank of America, N.A., a national banking association organized under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as syndication agent for the Lenders (in such capacity, the “Syndication Agent”), and Bank of America, N.A., in its capacity as issuing bank of the Letter of Credit described herein (in such capacity, the “Issuing Bank”).

Witnesseth:

Whereas, the New Jersey Economic Development Authority (the “Issuer”) has previously issued its Gas Facilities Revenue Bonds, 1996 Series A (NUI Corporation Project), in the original aggregate principal amount of $39,000,000 (the “Bonds”), pursuant to a Trust Indenture, dated as of June 1, 1996 (the “Indenture”), between the Issuer and the First Union National Bank, as trustee (in such capacity, the “Original Trustee”), for the purpose of providing funds to finance a portion of the cost of acquisition, construction and equipping of certain gas facilities and functionally related equipment, consisting of supply mains, distribution mains, service lines, meters and miscellaneous equipment all located in the Counties of Middlesex and Union, State of New Jersey; and

Whereas, the proceeds from the sale of the Bonds were loaned to the Borrower pursuant to a Loan Agreement, dated as of June 1, 1996 (the “Loan Agreement”), between the Issuer and the Borrower, pursuant to which the Borrower is obligated to repay such loan in installments sufficient to pay the debt service when due on the Bonds; and

Whereas, the regularly scheduled payments of principal of and interest on the Bonds when due are insured under a municipal bond insurance policy (the “Bond Insurance Policy”) issued by Ambac Assurance Corporation (in such capacity, the “Bond Insurer”); and

Whereas, as additional security for the Bonds, the Borrower has requested the Issuing Bank to issue its irrevocable letter of credit in the form of Annex I attached hereto (the “Letter of Credit”); and

Whereas, the First Supplement to Trust Indenture, dated as of September 1, 2008 (the “Supplemental Indenture”), between the Issuer and The Bank of New York Mellon, as successor trustee to the Original Trustee (the “Trustee”), as consented to by the Bond Insurer, will be executed and delivered in connection with the issuance of the Letter of Credit, which supplement shall form a part of the Indenture, to make certain changes necessary to implement a conversion of the interest rate on the Bonds, to terminate the Second Amended and Restated Standby Bond Purchase Agreement dated as of June 1, 2005, by and among the Borrower, the banks party thereto and The Bank of New York, as agent, and to add provisions permitting the addition of a credit facility and/or a liquidity facility with respect to the Bonds; and

Whereas, it is a condition to the obligation of the Issuing Bank to execute and deliver the Letter of Credit, and to the obligations of the Lenders to purchase participating interests in such Letter of Credit, that this Agreement shall have been executed and delivered by each of the Credit Parties, the Lenders, the Issuing Bank, the Administrative Agent and the Syndication Agent;

Now, Therefore, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article One

Definitions

Section 1.1.Definitions.  For the purpose of this Agreement, in addition to capitalized terms defined elsewhere herein or in the Indenture, the following terms shall have the following meanings:

“A Drawing”: as specified in the Letter of Credit, a drawing with respect to the payment, on an Interest Payment Date, of unpaid interest on the Bonds.

“Administrative Agent”:  Bank of America, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, together with any successors appointed or acting as Administrative Agent as provided in Section 11.9.

“Administrative Questionnaire”:  an Administrative Questionnaire for the Facility in a form supplied by the Administrative Agent to the Lenders.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.  For purposes of this definition, “Control” means the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents”:  the collective reference to the Administrative Agent and the Syndication Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) the aggregate amount of such Lender’s unused Commitment at such time and (b) the amount of such Lender’s Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.

“Agreement”:  as defined in the first paragraph of this Agreement.

“Applicable Commitment Percentage”:  with respect to any Lender at any time, the ratio  (expressed as a percentage) of such Lender’s Commitment to the Total Commitments at such time.

“Applicable L/C Fee Rate”:  for the Letter of Credit outstanding on any day, the rate per annum set forth below opposite the Level in effect on such day based on the Ratings then in effect:
Level	Applicable L/C Fee Rate
Level I	0.50%
Level II	0.55%
Level III	0.60%
Level IV	0.70%
Level V	0.90%
Level VI	1.05%

The Guarantor shall give written notice to the Administrative Agent of each change to the Ratings affecting the applicable Level in effect, within three (3) Business Days thereof, and any corresponding change to the Applicable L/C Fee Rate shall be effective on the date of the relevant change (irrespective of whether the Guarantor has provided such notice).  Notwithstanding the foregoing, if AGL Capital Corporation or the Guarantor shall at any time fail to have in effect such a Rating on its non-credit enhanced senior unsecured long-term debt, the Guarantor shall seek and obtain (if not already in effect), within thirty (30) days after such rating first ceases to be in effect, a corporate credit rating or a bank loan rating from S&P, and the Applicable L/C Fee Rate shall thereafter be based on such rating in the same manner as provided herein with respect to AGL Capital Corporation’s or the Guarantor’s senior non-credit enhanced unsecured long-term debt rating.  During any period when no such rating exists, the Applicable L/C Fee Rate shall be the highest percentage shown above.

“Assets”:  any and all rights, titles and interests in and to any and all assets of a Person, including all real or personal property, all tangible or intangible property, and all cash, wherever such assets are situated.

“Assignee”:  as defined in Section 12.6(c).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Annex II.

“Assignor”:  as defined in Section 12.6(c).

“Available Commitments”:  at any time, an amount equal to (a) the Total Commitments then in effect, minus (b) the Total Extensions of Credit then outstanding.

“B Drawing”:  as specified in the Letter of Credit, a drawing with respect to the payment of the principal amount of, and the unpaid interest on, the Bonds upon an optional or mandatory redemption of less than all of such Bonds then outstanding.

“Bank of America”:  Bank of America, N.A., a national banking association, and its successors and assigns.

“Bankruptcy Law”:  the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., or any similar Federal or state statute.

“Benefited Lender”:  as defined in Section 12.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bonds”:  as defined in the preambles to this Agreement.

“Bond Insurance Policy”:  as defined in the preambles to this Agreement.

“Bond Insurer Event of Default”:  means any of the following with respect to the Bond Insurer:

(i)Bond Insurer shall default in any payment or payments or amounts payable by it under its Bond Insurance Policy, or

(ii)any material provision of its Bond Insurance Policy relating to the obligation of Bond Insurer to make payments thereunder at any time for any reason ceases to be valid and binding on the Bond Insurer in accordance with the terms of its Bond Insurance Policy or is declared to be null and void, invalid or unenforceable by a final non-appealable decision of a court or other governmental agency of appropriate jurisdiction, or the validity or enforceability thereof is contested by a senior officer of Bond Insurer in writing or by any court or other governmental agency of appropriate jurisdiction, or Bond Insurer repudiates in writing its obligations under its Bond Insurance Policy; or

(iii)a proceeding is instituted in a court having jurisdiction in the premises seeking an order for relief, rehabilitation, reorganization, conservation, liquidation or dissolution in respect of the Bond Insurer or for any substantial part of its property under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) and such proceeding is not terminated for a period of ninety (90) consecutive days or such court enters an order granting the relief sought in such proceeding or the Bond Insurer shall institute any such proceeding; or the Bond Insurer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Bond Insurer or for any substantial part of its property, or shall make a general assignment for the benefit of creditors.

“Bond Insurer”:  as defined in the preambles to this Agreement.

“Borrower”:  as defined in the first paragraph of this Agreement.

“Business”:  as defined in Section 5.16(b).

“Business Day”:  a day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close, or (ii) so long as Bank of America, N.A. is the Issuing Bank, a day on which Bank of America, N.A.’s Scranton, Pennsylvania Letter of Credit Office is closed for business.

“C Drawing”:  as specified in the Letter of Credit, a drawing with respect to the payment of the principal amount of, and interest due on, the Bonds which the Remarketing Agent has been unable to remarket within the time limits established in the related Indenture.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a partnership, limited liability company or other Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby Letter of Credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Closing Date”:  the date of this Agreement as set forth in the first paragraph of this Agreement.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time, including all applicable regulations thereunder whether proposed, temporary or final, including regulations issued and proposed pursuant to the statutory predecessor of the Code, and, in addition, all official rulings and judicial determinations applicable to the Bonds under the Code and under any successor provisions to the relevant provisions of the Code or regulations.

“Commitment”:  as to any Lender, the obligation of such Lender to purchase participating interests pursuant to Section 2.5 of this Agreement in Letter of Credit issued pursuant to this Agreement in an aggregate maximum face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender has become a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower and/or the Guarantor within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and/or the Guarantor and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Annex III.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of extending credit otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent by the Borrower shall not be unreasonably withheld or delayed); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to purchase participations in Letter of Credit under this Agreement if, for any reason, its Conduit Lender fails to purchase such participations in Letter of Credit, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents, amendments and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.6, 2.7, and 2.8 than the designating Lender would have been entitled to receive in respect of the Extensions of Credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Net Worth”:  at any date, the aggregate amount of Capital Stock, minority interests, and other equity accounts (including, without limitation, retained earnings, paid in capital and accumulated other comprehensive income or loss (but without giving effect to any non-cash pension and other post-retirement benefits liability adjustments recorded in accordance with GAAP)) of the Guarantor and the other Group Members at such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of the Guarantor and the other Group Members at such date (excluding Indebtedness of the type described in clause (k) of the definition of the term Indebtedness), determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”:  the directors of the Guarantor on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Guarantor is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Documents”:  collectively, this Agreement, any applications submitted to the Issuing Bank by either Credit Party in respect of the Letter of Credit, the Indenture, the Supplemental Indenture and each other agreement, instrument, or document evidencing, guaranteeing, or securing the obligations of either of the Credit Parties pursuant to this Agreement.

“Credit Facility”:  any letter of credit, line of credit, insurance policy, guaranty or other agreement constituting a credit enhancement or liquidity facility which is issued by a bank, trust company, savings and loan association or other institutional lender, insurance company or surety company for the benefit of the holder of any Indebtedness in order to provide a source of funds for the payment of all or any portion of a Credit Party’s payment obligations under such Indebtedness.

“Credit Parties”:  together, the Borrower and the Guarantor.

“D Drawing”:  as specified in the Letter of Credit, a drawing with respect to the payment (whether at maturity, upon acceleration following an event of default, or upon redemption, of the Bonds as a whole), of the total unpaid principal of, and unpaid interest on, all of the Bonds.

“Date of Issuance”:  with respect to the Letter of Credit issued pursuant to this Agreement, the date of issuance and delivery of such Letter of Credit by the Issuing Bank.

“Default”:  any of the events specified in Section 10.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Eligible Assignee”:  (i) a Lender; and (ii) any other Person (other than a natural Person) approved by the Administrative Agent, the Issuing Bank and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, by the Borrower (each such approval not to be unreasonably withheld or delayed).  If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder, the Borrower shall be deemed to have given its consent ten Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such tenth Business Day.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”:  any of the events specified in Section 10.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Expiration Date”:  with respect to the Letter of Credit issued pursuant to this Agreement, the date the Letter of Credit expires in accordance with its terms.

“Extensions of Credit”:  as to any Lender at any time, an amount equal to such Lender’s Applicable Commitment Percentage of the L/C Obligations then outstanding.

“Facility”:  the $39,576,986 letter of credit facility being made available to the Borrower pursuant to this Agreement.

“Funding Office”:  the office of the Administrative Agent specified in Section 12.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  those accounting principles, standards and practices generally accepted in the United States as in effect from time to time.

“Governmental Approvals”:  any authorizations, consents, approvals, licenses, rulings, permits, certifications, exemptions, filings or registrations by or with any Governmental Authority.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governing Body”:  when used with respect to any Person, its board of directors, board of trustees, or other board, committee or group of individuals in which the powers of a board of directors or board of trustees is vested generally or for the specific matters under consideration.

“Government Issuer”:  any federal, state or municipal corporation or political subdivision thereof or any instrumentality of any of the foregoing empowered to issue obligations on behalf thereof.

“Government Obligations”:  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, including evidences of a direct ownership interest in future interest or principal payments on obligations issued or guaranteed by the United States of America, which obligations are held in a custody account by a custodian pursuant to the terms of a custody agreement.

“Group Members”:  the collective reference to the Guarantor, the Borrower and their respective Restricted Subsidiaries.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Guarantor in good faith.

“Guarantor”:  as defined in the first paragraph of this Agreement.

“Hedge Agreements”:  all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and all commodity price protection agreements, or any other hedging arrangements.

“Hybrid Securities”:  any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Guarantor or AGL Capital Corporation, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Guarantor or AGL Capital Corporation or any Subsidiaries, (ii) that have been formed for the purpose of issuing such securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Guarantor or AGL Capital Corporation or any Subsidiary, and (B) payments made from time to time on the subordinated debt.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are not more than 90 days past due unless being contested in good faith and for which any reserves required by GAAP have been provided), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease (within the meaning of GAAP) obligations of such Person, (f) all Securitization Facility Attributed Debt, (g) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, Letter of Credit, surety bonds or similar arrangements, (h) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (k) all obligations of such Person in respect of Hedge Agreements and (l) all Off-Balance Sheet Liabilities.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, obligations of any Person with respect to Park and Loan Transactions shall not be considered Indebtedness.

“Indenture”:  as specified in the preambles to this Agreement.

“Interest Payment Date”:  as defined in the Indenture.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investments”:  as defined in Section 7.7.

“Issuers”:  as defined in the preambles to this Agreement.

“Issuing Bank”:  Bank of America, N.A. in its capacity as issuer of the Letter of Credit issued pursuant to this Agreement.

“L/C Fee Payment Date”:  for the Letter of Credit issued pursuant to this Agreement, the last day of each March, June, September and December so long as such Letter of Credit remains in effect, and the date of expiration or cancellation of such Letter of Credit.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the then undrawn and unexpired amount of the Letter of Credit and (b) the aggregate amount of drawings under the Letter of Credit that has not then been reimbursed by the Borrower or the Guarantor pursuant to Section 3.1.

“L/C Participants”:  the collective reference to all Lenders other than the Issuing Bank.

“Lender Affiliate”:  (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”:  as defined in the first paragraph of this Agreement.

“Letter of Credit”:  as defined in the preambles to this Agreement.

“Level I”, “Level II”, “Level III”, “Level IV”, “Level V” and “Level VI”:  the respective Level set forth below, as determined by the Ratings then in effect:
Level	S&P Rating	Moody’s Rating
Level I	A or higher	A2 or higher
Level II	A-	A3
Level III	BBB+	Baa1
Level IV	BBB	Baa2
Level V	BBB-	Baa3
Level VI	BB+ or below	Ba1 or below

provided that if on any day the Ratings of the Rating Agencies do not coincide for any rating category and the Level differential is (x) one level, then the higher Rating will be the applicable Level; (y) two levels, the Level at the midpoint will be the applicable Level; and (z) more than two levels, the higher/highest of the intermediate Levels will be the applicable Level.

“Lien”:  any mortgage, pledge, lien, hypothecation, security interest or other charge, encumbrance, or other arrangement in the nature of a security interest in property to secure the payment or performance of Indebtedness or other obligations of any Person; provided, however, the term “Lien” shall not mean any easements, rights-of-way, zoning restrictions, leases, sub-leases, licenses, sublicenses, other restrictions on the use of property, defects in title to property or other similar encumbrances.

“Loan Agreement”:  as specified in the preambles to this Agreement.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Guarantor and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent, the Issuing Bank or the Lenders hereunder or thereunder, or (c) the ability of either of the Credit Parties to perform obligations on its part under the Credit Documents.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”:  Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations”:  the collective reference to the (i) all Reimbursement Obligations (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Reimbursement Obligations and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or the Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and (ii) all expense reimbursement and indemnity payments, and all other obligations and liabilities of the Borrower and the Guarantor to the Administrative Agent, the Issuing Bank, or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred pursuant to this Agreement, any other Credit Document, or any other document made, delivered or given in connection herewith or therewith (including all fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Bank, or to any Lender that are required to be paid pursuant hereto).

“Off-Balance Sheet Liabilities”:  as to any Person (i) any repurchase obligation or liability of such Person with respect to notes or accounts receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction and (iv) any obligation under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person.

“Officer’s Certificate”:  a certificate signed, in the case of the Borrower or the Guarantor, by a Responsible Officer of the Borrower or the Guarantor, as the case may be, or if delivered by any other Person, signed by the chief executive or chief financial officer of such Person, in either case whose authority to execute such certificate shall be evidenced to the satisfaction of the Administrative Agent.  When an Officer’s Certificate is required hereunder to set forth matters relating to any Credit Party or other Group Member, such Officer’s Certificate may be given in reliance upon another certificate, or other certificates, and supporting materials, if any, provided by any duly authorized officer of the applicable Group Member.

“Operative Documents”:  as specified in Section 4.1(a) hereof.

“Opinion of Bond Counsel”:  an opinion in writing signed by an attorney or firm of attorneys experienced in the field of municipal bonds whose opinions are generally accepted by purchasers of municipal bonds.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Park and Loan Transactions”:  any tariff transaction offered by pipelines or other storage facilities, where the pipelines or other storage facilities allow the customers to park gas on or borrow gas from the pipelines or other storage facilities in one period and reclaim gas from or repay gas to the pipelines or other storage facilities in a subsequent period.

“Participant”:  as defined in Section 12.6(b).

“Permitted Acquisitions”:  as defined in Section 7.7(e).

“Person”:  an individual, company (including a limited liability company), corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case whether or not having a separate legal personality).

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or the Guarantor or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Bond Collateral”:  as defined in Section 8.1.

“Pledged Bonds”:  as defined in Section 3.2.

“Prime Rate” means, on any day, the per annum rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “Prime Rate,” such rate being the rate of interest most recently announced within Bank of America, N.A. at its principal office as its “Prime Rate,” with the understanding that Bank of America, N.A.’s “Prime Rate” is one of Bank of America, N.A.’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank of America, N.A. may designate.  Any change in Bank of America, N.A.’s “Prime Rate” as announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Properties”:  as defined in Section 5.16(a).

“Rating Agencies”:  together, S&P and Moody’s.

“Ratings”:  the ratings of the Rating Agencies applicable to the long-term, non-credit enhanced senior unsecured debt of the Guarantor, as announced by the Rating Agencies.

“Register”:  as defined in Section 12.6(d).

“Regulation U”:  Regulation U of the Board, as the same may be in effect from time to time, and any successor regulations.

“Regulatory Body”:  any federal, state or local government, department, agency, authority or instrumentality and any other public or private organization, including accrediting bodies, having regulatory jurisdiction and authority over any Credit Party or any other Group Member or their respective property or operations.

“Reimbursement Obligations”:  collectively, all reimbursement payments required to be made by the Borrower pursuant to Section 3.1, and any other amounts paid by the Issuing Bank under the Letter of Credit, all fees payable with respect to the Letter of Credit, and all interest payable in respect of such reimbursement payments pursuant to the terms of this Agreement and the other Credit Documents.

“Remarketing Agent”:  as defined in the Indenture.

“Remarketing Agreement”:  the Remarketing Agreement dated as of the date hereof between the Borrower and the Remarketing Agent, as defined in the Indenture.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of the total Aggregate Exposure of all Lenders at such time.

“Requirement of Law”:  as to any Person, the articles or certificate of incorporation or organization, by-laws, partnership agreement, limited liability company agreement, operating agreement, management agreement, or other organizational or governing documents of such Person, and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute or treaty, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer, treasurer or controller of the Guarantor or the Borrower, as the case may be, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Guarantor.

“Restricted Payments”:  as defined in Section 7.5.

“Restricted Subsidiary”:  any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Agreement”:  the Credit Agreement dated as of August 31, 2006, by and among the Guarantor, AGL Capital Corporation, the lenders parties thereto, and SunTrust Bank, as administrative agent, as the same may have been, or may hereafter be, amended, restated, supplemented or otherwise modified and in effect.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“S&P”:  Standard & Poor’s Ratings Group and its successors.

“Securitization Facility Attributed Debt”:  at any time, the aggregate net outstanding amount theretofore paid to any of the Group Members (without duplication) in respect of securitization assets (whether accounts receivable, general intangibles, instruments, documents, chattel paper or other similar assets) sold or transferred in connection with any securitization financing program established by any of the Group Members in respect of such securitization assets (it being the intent of the parties that such Securitization Facility Attributed Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness that would be outstanding at such time under such financing program if the same were structured as a secured lending arrangement rather than a sale or securitization arrangement).

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the sum of the assets of such Person will, as of such date, exceed the sum of the liabilities of such Person as of such date, (b) such Person will be able to pay its debts as they mature and (c) such Person has sufficient capital to conduct its business.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Amount”:  as specified in the Letter of Credit.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of either or both of the Borrower and the Guarantor.

“Supplemental Indenture”:  as defined in the preambles to this Agreement.

“Syndication Agent”:  as defined in the first paragraph of this Agreement.

“Termination Date”:  the earlier of:  (i) September 6, 2010, or (ii) the date of any termination of the Facility pursuant to Section 10.2.

“Total Capitalization”:  at any date, the sum of Consolidated Net Worth and Consolidated Total Debt of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Total Commitments”:  at any time, the aggregate amount of the Commitments of all Lenders then in effect.  The Total Commitments as of the Closing Date are $39,576,986.

“Total Extensions of Credit”:  at any time, the aggregate amount of the Extensions of Credit of all Lenders outstanding at such time.

“Transferee”:  any Assignee or Participant.

“Trustee”:  as defined in the preambles to this Agreement.

“Unrestricted Subsidiary”:  any Subsidiary which (i) is designated as an Unrestricted Subsidiary in accordance with Section 7.11, and (ii) has not incurred any Indebtedness that is guaranteed or otherwise supported by the credit of the Guarantor, the Borrower or any other of their respective Restricted Subsidiaries (but excluding any such guarantee or other credit support arrangement pursuant to which the liability of such guarantor or credit support provider is limited to loan amounts advanced by another Person against inventory claimed (by rights or claims of offset, ownership or similar claim) by such guarantor or credit support provider, and such guarantor or credit support provider is entitled to receive a pro rata interest in such inventory corresponding to the amounts paid in respect of such inventory).

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

Section 1.2.Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, that for purposes of determining compliance with the covenants contained in Article Seven all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 5.1, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references herein to any Sections, Schedules and Exhibits are to the Sections, Schedules or Exhibits of this Agreement unless otherwise specified.

(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Article Two

Issuance of Letter of Credit; Fees

Section 2.1.Amount and Terms of Letter of Credit.  The Issuing Bank agrees, in reliance on the agreements of the Lenders in Section 2.5 and on the terms and subject to the conditions hereinafter set forth, to issue the Letter of Credit to the Trustee (i) in an amount not to exceed $39,000,000 (the “Principal Component”), plus an amount equal to the sum of 45 days’ interest on the Bonds, computed at a rate of 12% per annum based on a year of 365 days, notwithstanding the actual rate borne from time to time by the Bonds (the “Interest Component”) and (ii) expiring on September 6, 2010, unless otherwise cancelled, terminated or extended.

Section 2.2.Reserved.

Section 2.3.Reserved.

Section 2.4.Fees.

(a)Letter of Credit Fees.  The Borrower hereby agrees to pay fees in respect of this Facility and the Letter of Credit as follows:

(i)On each L/C Fee Payment Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, a non-refundable fee equal to the Applicable L/C Fee Rate multiplied by the maximum aggregate Stated Amount of the Letter of Credit for the quarterly period (or portion thereof) then ended; and

(ii)On each L/C Fee Payment Date, the Borrower shall pay to the Issuing Bank a non-refundable issuance fee for the Letter of Credit outstanding during the quarterly period (or portion thereof) then ended in the amounts separately agreed by the Credit Parties and the Issuing Bank.

Amounts payable under this Section 2.4(a) shall be payable in immediately available funds in arrears based on a 360-day year and the actual number of days elapsed.

(b)Drawing Fees.  The Borrower hereby agrees to pay to the Issuing Bank, upon each drawing by a Trustee under a Letter of Credit, the sum of $125 or such other amount as shall at the time of such drawing be the charge which the Issuing Bank is making for drawings on a similar Letter of Credit.

(c)Transfer Fees. The Borrower hereby agrees to pay to the Issuing Bank, upon each transfer of a Letter of Credit in accordance with its terms, such amount as shall at the time of such transfer be the charge which the Issuing Bank is making for transfers of a similar Letter of Credit.

(d)Other Letter of Credit Fees.  The Borrower agrees to pay the Issuing Bank’s customary transaction charges, including wire charges and service charges, on any account established with the Issuing Bank in order to perform its obligations under this Agreement and the Letter of Credit.

(e)Other Fees.  The Borrower shall pay to the Administrative Agent (i) for its own account, the annual agency fees from time to time as agreed to by the Borrower and the Administrative Agent, and (ii) for the account of the Lenders, upfront fees payable on the Closing Date in an amount equal to 0.05% of each Lender’s Commitment as set forth herein.

Section 2.5.Participating Interests.  Each Lender severally and not jointly agrees with the Issuing Bank that, upon the issuance of the Letter of Credit, it shall automatically purchase and be deemed to have purchased from the Issuing Bank an undivided percentage participating interest, to the extent of such Lender’s Applicable Commitment Percentage, in the Letter of Credit issued by, and all Reimbursement Obligations owed to, the Issuing Bank in connection with the Letter of Credit, up to a total amount not to exceed such Lender’s Commitment.  On any failure by the Borrower or the Guarantor to pay any Reimbursement Obligation in connection with the Letter of Credit at the time required in Article Three, or if the Issuing Bank is required at any time to return to the Borrower or the Guarantor or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment by the Borrower or the Guarantor of any Reimbursement Obligation in connection with the Letter of Credit, the Issuing Bank shall promptly give notice of same to each L/C Participant, and the Issuing Bank shall have the right to require each L/C Participant to fund its participation in such Reimbursement Obligation.  Each L/C Participant shall pay to the Issuing Bank an amount equal to such L/C Participant’s Applicable Commitment Percentage of such unpaid or returned Reimbursement Obligation not later than the Business Day it receives notice from the Issuing Bank to such effect, if such notice is received before 2:00 p.m., or not later than the following Business Day if such notice is received after 2:00 p.m.  If an L/C Participant fails to pay timely such amount to the Issuing Bank, it shall also pay to the Issuing Bank interest on such amount accrued from the date payment of such amount was made by the Issuing Bank to the date of such payment by the L/C Participant at a rate per annum equal to the Prime Rate in effect for each such day and only after such payment shall such L/C Participant be entitled to receive its Applicable Commitment Percentage of each payment received on the relevant Reimbursement Obligation (including interest paid thereon).  The several obligations of the L/C Participant to the Issuing Bank hereunder shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any L/C Participant may have or have had against the Borrower, the Guarantor, the Issuing Bank, the Administrative Agent, or any other Lender or other Person whatsoever, including without limitation, any defense based on the failure of the demand for payment under the Letter of Credit to conform to the terms of such Letter of Credit or the legality, validity, regularity or enforceability of the Letter of Credit, and including without limitation, those resulting from the Issuing Bank’s own simple or contributory negligence.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default, Event of Default or Bond Insurer Event of Default, and each payment by an L/C Participant hereunder shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.6.Additional Payments.  If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, or in generally accepted accounting principles, shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Letter of Credit issued by the Issuing Bank or subject to any participation by any Lender, or (ii) impose on the Issuing Bank or any Lender any other condition relating, directly or indirectly, to this Agreement, the Letter of Credit, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank or any Lender of issuing or maintaining, or participating in, the Letter of Credit or its obligations with respect thereto, then upon demand by the Issuing Bank or such Lender, as the case may be, the Borrower hereby agrees to pay promptly to the Issuing Bank or such Lender, as the case may be, from time to time as specified by the Issuing Bank or such Lender, as the case may be, such additional amounts as shall be sufficient to compensate the Issuing Bank or such Lender, as the case may be, for such increased cost.  A certificate of the Issuing Bank or such Lender, as the case may be, claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.  In determining any such amount, the Issuing Bank or such Lender, as the case may be, may use any reasonable averaging and attribution methods.

Section 2.7.Capital Adequacy.  If, after the date of this Agreement, the Issuing Bank or any Lender shall have determined that the adoption or implementation of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuance Bank or such Lender, as the case may be, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Issuing Bank’s or such Lender’s capital, with respect to this Agreement, or the Letter of Credit or participations in the Letter of Credit, or otherwise, as a consequence of its obligations hereunder and under or with respect to the Letter of Credit to a level below that which the Issuing Bank or such Lender, as the case may be, could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Issuing Bank or such Lender, as the case may be, to be material, then from time to time, promptly upon demand by the Issuing Bank, the Borrower hereby agrees to pay such additional amount or amounts as will compensate the Issuing Bank or such Lender, as the case may be, for such reduction.  A certificate of the Issuing Bank or such Lender, as the case may be, claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.  In determining any such amount, the Issuing Bank or such Lender, as the case may be, may use any reasonable averaging and attribution methods.

Section 2.8.Obligations of Issuing Bank.  Notwithstanding anything to the contrary contained herein:

(a)the Issuing Bank shall not have any obligation to issue the Letter of Credit if:

(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of Letter of Credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; and

(ii)the issuance of such Letter of Credit would violate one or more documented policies of the Issuing Bank generally applicable to customers of the Issuing Bank similar to the Borrower or the Guarantor;

(b)the Issuing Bank shall not have any obligation to amend the Letter of Credit if:  (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or (ii) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit; and

(c)the Issuing Bank shall act on behalf of all L/C Participants with respect to the Letter of Credit and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities:  (i) provided to the Administrative Agent in Article Eleven with respect to any acts taken or omissions suffered by the Issuing Bank in connection with the Letter of Credit and the documents pertaining thereto as fully as if the term “Administrative Agent” as used in Article Eleven included the Issuing Bank with respect to such acts or omissions; and (ii) as additionally provided herein with respect to the Issuing Bank.

Article Three

Agreement to Repay Letter of Credit Drawings; Pledged Bonds

Section 3.1.Reimbursement.  The Borrower hereby agrees as follows:

(a)The Borrower shall pay or cause to be paid to the Issuing Bank (or, to the extent the L/C Participants have funded their respective participations in such drawing, to the Administrative Agent on behalf of such L/C Participants and the Issuing Bank) immediately after payment is made under the Letter of Credit pursuant to any “A Drawing” an amount equal to the amount of such “A Drawing” under such Letter of Credit.

(b)The Borrower shall pay or cause to be paid (i) to the Issuing Bank (or, to the extent the L/C Participants have funded their respective participations in such drawing, to the Administrative Agent on behalf of such L/C Participants and the Issuing Bank) immediately after payment is made under the Letter of Credit pursuant to any “B Drawing” with respect to the payment of principal due on the Bonds, an amount equal to the amount of such “B Drawing” under such Letter of Credit, and (ii) to the Issuing Bank (or, to the extent the L/C Participants have funded their respective participations in such drawing, to the Administrative Agent on behalf of such L/C Participants and the Issuing Bank) after payment is made under the Letter of Credit pursuant to any “C Drawing” with respect to the payment of principal due on the Bonds, an amount equal to the amount of such “C Drawing” under such Letter of Credit.  Amounts due with respect to any “C Drawing” shall be due and payable on the date which is the earliest of (i) 367 days from the date of such drawing, (ii) the stated expiration date of the Letter of Credit, or (iii) the date on which the Bonds have been successfully remarketed and the remarketing proceeds have been deposited and paid to the Bank according to the provisions of the related Indenture.

(c)The Borrower shall pay or cause to be paid to the Issuing Bank (or, to the extent the L/C Participants have funded their respective participations in such drawing, to the Administrative Agent on behalf of such L/C Participants and the Issuing Bank) immediately after any payment is made under the Letter of Credit pursuant to any “B Drawing” or “C Drawing” with respect to the payment of interest due on the Bonds, an amount equal to the amount of such “B Drawing” or “C Drawing” used to pay interest on the Bonds.

(d)The Borrower shall pay or cause to be paid to the Issuing Bank (or, to the extent the L/C Participants have funded their respective participations in such drawing, to the Administrative Agent on behalf of such L/C Participants and the Issuing Bank) immediately after any payment is made under the Letter of Credit pursuant to any “D Drawing” with respect to the payment (whether at maturity or upon the acceleration or redemption of the Bonds as a whole) of the total unpaid principal of and interest on the Bonds, an amount equal to such amount so paid under such Letter of Credit.

(e)The Borrower shall pay or cause to be paid to the Issuing Bank (or, to the extent the L/C Participants have funded their respective participations in the respective amounts, to the Administrative Agent on behalf of such L/C Participants and the Issuing Bank) interest on any and all amounts required to be paid as provided in this Section 3.1 from and after the due date thereof until payment in full, payable on demand, at the Prime Rate plus 2% per annum; provided that, interest on any and all amounts required to be paid with respect to any “C Drawing” under Section 3.1(b) above shall accrue from the date of such drawing at the Prime Rate plus 2% per annum and shall be payable in arrears on the first day of each month and on the date of reimbursement of such “C Drawing.”  If any payment under the Letter of Credit with respect to an “A Drawing,” a “B Drawing,” a “C Drawing” or a “D Drawing” shall be reimbursed on the same date such payment is made by the Issuing Bank, no interest shall be payable on the reimbursed amount.

(f)So long as any of the Bonds remain outstanding, if the Issuing Bank is not timely reimbursed for amounts drawn on the Letter of Credit for payment of regularly scheduled principal and interest on the Bonds, the Administrative Agent, on behalf of the Issuing Bank and the Lenders, may direct the applicable Trustee to present a claim under the Bond Insurance Policy in accordance with the claims procedures set forth in the Supplemental Indenture, and the Administrative Agent and the Issuing Bank will cooperate with such Trustee and the Bond Insurer to assign and subrogate their right to payment from the applicable Issuer to the Bond Insurer upon payment of such claim.

Section 3.2.Pledge of Bonds.  As security for the payment of the obligations of the Borrower pursuant to Section 3.1(b) above and as more fully described in Article Eight hereof, the Borrower has pledged to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, and granted to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in, all its rights, title and interests in and to all Bonds delivered (or, in the case of Bonds held under a book-entry system, reflected on the records of such Bonds as more fully described in Article Eight hereof) to the Issuing Bank in connection with “C Drawings” (herein called “Pledged Bonds”).  Any amounts from time to time owing to the Issuing Bank and the Lenders pursuant to Section 3.1(b) above may be prepaid (i) at any time by the Borrower on one Business Day’s notice stating the amount to be prepaid (which shall be $5,000 or an integral multiple thereof) and (ii) at any time on behalf of the Borrower on one Business Day’s notice from the Borrower directing the Issuing Bank to deliver or to cause the applicable Trustee to deliver (or, in the case of Bonds held under a book-entry system, reflected on the records of such Bonds as more fully described in Article Eight hereof) a specified principal amount of Pledged Bonds held by or on behalf of the Issuing Bank for sale.  Upon payment to the Issuing Bank and the Lenders of the amounts to be prepaid pursuant to Section 3.1(b) above, together with accrued interest, to the date of such prepayment on the amount to be prepaid, the outstanding obligations of the Borrower under Section 3.1(b) above shall be reduced by the amount of such prepayment, interest shall cease to accrue on the amount prepaid and the Administrative Agent shall release (or shall be deemed to have released) from the pledge and security interest created hereunder a principal amount of Pledged Bonds equal to the amount of such prepayment.  Such Bonds shall be delivered to the Borrower on payment to the Issuing Bank and the Lenders as aforesaid or to the Tender Agent for sale pursuant to the Indenture.  Notwithstanding the foregoing, no prepayment of amounts owing to the Issuing Bank and the Lenders pursuant to Section 3.1(b) may be made, and no Pledged Bonds shall be released, during the period commencing two Business Days prior to an interest payment date with respect to the Bonds and ending at the close of business on such interest payment date.

Section 3.3.Intentionally Omitted.

Section 3.4.Reinstatement of Letter of Credit.  After any “A Drawing” or “C Drawing,” the obligation of the Issuing Bank to honor demands for payment under the Letter of Credit with respect to payment of interest (but not principal) on the Bonds will automatically and immediately be reinstated up to the total amount specified therein, upon the terms and conditions set forth in such Letter of Credit; provided, however, that in no event shall such Letter of Credit be reinstated following any drawing under such Letter of Credit pertaining to the payment of the principal of or interest on the Bonds as a result of the acceleration or redemption of the Bonds.  Upon the reimbursement of the Issuing Bank by the Borrower in accordance with Section 3.1(b) hereof and the release by the Administrative Agent, on behalf of the Issuing Bank and the Lenders pursuant to Section 3.2 hereof, of any Pledged Bonds, the obligation of the Issuing Bank to honor demands for payment under such Letter of Credit with respect to payment of the principal of the Bonds will be automatically and immediately reinstated up to the total amount specified therein upon the terms and conditions set forth in such Letter of Credit.

Section 3.5.Credit for Amount Paid on Bonds.  The Borrower shall (i) receive a credit against its obligation under this Agreement to reimburse payments of interest pursuant to Section 3.1(c) above to the extent of any amounts actually paid to or for the benefit of the Issuing Bank and the Lenders in respect of the interest due on any Pledged Bonds and (ii) receive a credit against its Reimbursement Obligations under this Agreement pursuant to Section 3.1(b) above to the extent of any amounts actually paid to or for the benefit of the Issuing Bank and the Lenders in respect of the principal due on any Pledged Bonds.

Section 3.6.Default Rate.  If payment of any Reimbursement Obligation or any other amounts to be paid by the Borrower under this Agreement is not made when due after the expiration of any grace period applicable to such payment, such Reimbursement Obligation and any such amount shall bear interest until such Reimbursement Obligation or other amount then due is paid in full, which the Borrower agrees to pay on demand, at a rate per annum equal to the Prime Rate plus an additional 2% per annum.

Section 3.7.Computation of Interest and Fees.  Interest and fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed.  If the date specified for any payment hereunder is not a Business Day, such payment shall be made on the next following Business Day, and interest shall be paid at the rate provided for herein on any such payment to the Business Day on which such payment is actually made.

Section 3.8.Payments.  (a) All payments of Reimbursement Obligations and all interest, fees and other amounts payable by the Borrower under the Credit Documents (excluding any payments to be made directly to the Issuing Bank or any Lender under Section 2.6 or 2.7) shall be made by the Borrower to the Issuing Bank or to the Administrative Agent, for the benefit of the Lenders and the Issuing Bank entitled to such payments, as provided herein, in immediately available funds on the due date thereof no later than 2:00 P.M. in the account designated by the Issuing Bank or the Administrative Agent, as the case may be, or such other location as the Issuing Bank or the Administrative Agent may designate in writing to the Borrower, free and clear of any defenses, rights of set-off, counterclaim, recoupment or withholding.  Any payments received by the Administrative Agent from the Borrower after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day.  The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.8, cause to be distributed like funds to the Issuing Bank and each Lender owed any amount hereunder for which such payment was received by the Administrative Agent, pro rata based on the respective amounts then owing to each Lender.

(b)If at any time funds received by the Administrative Agent and the Issuing Bank are insufficient to pay fully all Reimbursement Obligations then due and payable hereunder, such funds shall be applied (i) first, towards payment of those Reimbursement Obligations representing interest and fees then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due and payable to such parties, and (ii) second, towards payment of all remaining Reimbursement Obligations, ratably among the parties entitled thereto in accordance with the amounts then due and payable to such parties.

(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any Reimbursement Obligations that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Reimbursement Obligations than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Reimbursement Obligations of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Reimbursement Obligations; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 3.8(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Reimbursement Obligations to any assignee or participant other than to the Borrower, the Guarantor or any other Group Member or their Affiliates.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Issuing Bank or the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 3.9.Withholding Taxes.  (a) Payments Free of Withholding.  Except as otherwise required by law, each payment by either Credit Party to the Issuing Bank, any Lender or the Administrative Agent under this Agreement or any other Credit Document shall be made without withholding for or on account of any present or future taxes imposed by or within the jurisdiction in which such Credit Party is incorporated, any jurisdiction from which such Credit Party makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein, excluding, in the case of the Issuing Bank, any Lender and the Administrative Agent, the following taxes:

(i)taxes imposed on, based upon, or measured by such Lender’s, the Issuing Bank’s or the Administrative Agent’s net income or profits, and branch profits, franchise and similar taxes imposed on it;

(ii)taxes imposed on such Lender, the Issuing Bank or the Administrative Agent as a result of a present or former connection between the taxing jurisdiction and such Lender, the Issuing Bank or Administrative Agent, or any affiliate thereof, as the case may be, other than a connection resulting solely from the transactions contemplated by this Agreement;

(iii)taxes imposed as a result of the transfer by such Lender, the Issuing Bank or the Administrative Agent of its interest in this Agreement or any other Credit Document or a designation by such Lender, the Issuing Bank or the Administrative Agent of a new lending office (other than taxes imposed as a result of any change in treaty, law or regulation after such transfer of such Lender’s, the Issuing Bank’s or the Administrative Agent’s interest in this Agreement or any other Credit Document or designation of a new lending office);

(iv)taxes imposed by the United States of America (or any political subdivision thereof or tax authority therein) upon any Lender, the Issuing Bank or the Administrative Agent organized under the laws of a jurisdiction outside of the United States, except to the extent that such tax is imposed as a result of any change in applicable law, regulation or treaty after the date hereof, in the case of each Lender, the Issuing Bank or the Administrative Agent originally a party hereto or, in the case of any Lender becoming a party hereto after the Closing Date, after the date on which it becomes a Lender; or

(v)taxes which would not have been imposed but for (a) the failure of any Lender, Issuing Bank, or the Administrative Agent, as the case may be, to provide (x) the applicable forms prescribed by the Internal Revenue Service, as required by this Section 3.9, or (y) any other form, certification, documentation or proof which is reasonably requested by either Credit Party, or (b) a determination by a taxing authority or a court of competent jurisdiction that a form, certification, documentation or other proof provided by such Lender, the Issuing Bank or the Administrative Agent to establish an exemption from such tax, assessment or other governmental charge is false;

(all such present or future taxes, excluding only the taxes described in the preceding clauses (i) through (v), being hereinafter referred to as “Indemnified Taxes”).  If any such withholding is so required, the applicable Credit Party shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the Issuing Bank and the Administrative Agent is free and clear of such Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender, the Issuing Bank or the Administrative Agent (as the case may be) would have received had withholding of any Indemnified Tax not been made.  If the applicable Credit Party pays any Indemnified Taxes, or any penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other evidence of payment if such tax receipts have not yet been received by the applicable Credit Party (with such tax receipts to be delivered within fifteen (15) days after being actually received), to the Lender, the Issuing Bank or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) within fifteen (15) days of such payment.  If the Administrative Agent or the Issuing Bank or any Lender pays any Indemnified Taxes, or any penalties or interest in connection therewith, the applicable Credit Party shall reimburse the Administrative Agent or the Issuing Bank or Lender for the payment on demand.  Such Lender, Issuing Bank or the Administrative Agent shall make written demand on the applicable Credit Party for reimbursement hereunder no later than ninety (90) days after the earlier of (i) the date on which such Lender, the Issuing Bank or the Administrative Agent makes payment of the Indemnified Taxes, penalties and interest, and (ii) the date on which the relevant taxing authority or other governmental authority makes written demand upon such Lender, the Issuing Bank or the Administrative Agent for payment of the Indemnified Taxes, penalties and interest.  Any such demand shall describe in reasonable detail such Indemnified Taxes, penalties or interest, including the amount thereof if then known to such Lender, the Issuing Bank, or the Administrative Agent, as the case may be.

(b)U.S. Withholding Tax Exemptions.  Upon the written request of the Borrower or the Administrative Agent, each Lender or the Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent, promptly after such request, two duly completed and signed copies of either Form W-8BEN or any successor form (entitling such Lender or the Issuing Bank to a complete exemption from withholding under the Code on all amounts to be received by such Lender or the Issuing Bank, including fees, pursuant to the Credit Documents) or Form W-8ECI or any successor form (relating to all amounts to be received by such Lender or the Issuing Bank, including fees, pursuant to the Credit Documents) of the United States Internal Revenue Service, and any other form of the United States Internal Revenue Service reasonably necessary to accomplish exemption from withholding obligations or to facilitate the Administrative Agent’s performance under this Agreement.  Thereafter and from time to time, each such Lender or the Issuing Bank shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such Lender or the Issuing Bank, including fees, pursuant to the Credit Documents.  Upon the request of the Borrower, each Lender or the Issuing Bank that is a United States person shall submit to the Borrower a certificate to the effect that it is such a United States person and is exempt from information reporting under Section 6049 of the Code and backup withholding under Section 3406 of the Code.

(c)Inability of Lender to Submit Forms.  If any Lender or the Issuing Bank determines in good faith, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that (i) it is unable to submit to the Borrower or Administrative Agent any form or certificate that such Lender or the Issuing Bank is obligated to submit pursuant to paragraph (b) of this Section 3.9, (ii) it is required to withdraw or cancel any such form or certificate previously submitted, or (iii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or the Issuing Bank shall promptly notify the Borrower and Administrative Agent of such fact, and the Lender or the Issuing Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d)Refund of Taxes.  If any Lender, the Issuing Bank or the Administrative Agent becomes aware that it has received a refund of any Indemnified Tax with respect to which either Credit Party has paid any amount pursuant to paragraph (a) of this Section 3.9, such Lender, the Issuing Bank or the Administrative Agent shall pay the amount of such refund (including any interest received with respect thereto) to the applicable Credit Party within fifteen (15) days after receipt thereof.  A Lender, the Issuing Bank, or the Administrative Agent shall provide, at the sole cost and expense of the applicable Credit Party, such assistance as the applicable Credit Party may reasonably request in order to obtain such a refund; provided, however, that neither the Administrative Agent nor any Lender or the Issuing Bank shall in any event be required to disclose any information to either Credit Party with respect to the overall tax position of the Administrative Agent or the Issuing Bank or such Lender.

Section 3.10.Character of Obligations Hereunder.  Each Credit Party agrees for the benefit of the Administrative Agent, the Issuing Bank and each Lender that, notwithstanding any provision of any other Operative Document, the obligations of the Borrower and the Guarantor under this Agreement and each other Credit Document shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and each applicable other Credit Document under all circumstances whatsoever (other than the defense of final, indefeasible payment in accordance with this Agreement), including, without limitation, the following circumstances:

(a)any lack of validity or enforceability of any of the Credit Documents;

(b)any amendment or waiver of or any consent to depart from all or any of the provisions of any of the Credit Documents;

(c)the existence of any claim, set-off, defense or other right either Credit Party may have or claim at any time against a beneficiary of the Letter of Credit (or any person for whom a beneficiary may be acting), the Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, another Operative Document or any unrelated transaction;

(d)any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)payment by the Issuing Bank under a Letter of Credit against presentation to the Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or

(f)any other act or omission to act or delay of any kind by the Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 3.10, constitute a legal or equitable discharge of either Credit Party’s obligations hereunder or any other Credit Document.

Neither the Administrative Agent, the Issuing Bank, nor the Lenders shall have any liability or responsibility by reason of or in connection with the issuance or transfer of the Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to the Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence  arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 3.11.ISP98.  Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the Letter of Credit shall be subject to the International Standby Practices 1998 (“ISP98”), International Chamber of Commerce Publication No. 590, and as to matters not governed by ISP98, shall be governed by and construed in accordance with the laws of the State of New York.

Article Four

Conditions Precedent to Issuance of Letter of Credit

Section 4.1.Conditions.  The Issuing Bank will issue the Letter of Credit on the date the Bonds are remarketed and sold to the purchaser(s) thereof, provided that (i) all of the following conditions are met as of each such date to the satisfaction of the Administrative Agent on behalf of the Lenders and (ii) such request for issuance occurs not later than September 4, 2008:

(a)Delivery of the Bonds and Operative Documents.  This Agreement, the Indenture and Supplemental Indenture with respect to the Bonds, the Tender Agent Agreement (if a Tender Agent Agreement is required pursuant to the Indenture or Supplemental Indenture) with respect to the Bonds, the Bond Insurance Policy, and the Remarketing Agreement with respect to the Bonds (collectively, the “Operative Documents”) shall have been executed and delivered by the parties thereto, each in form and substance satisfactory to the Administrative Agent and the Issuing Bank.  The Administrative Agent shall have received an executed or conformed copy of each of the applicable Operative Documents.

(b)No Material Adverse Change.  Since December 31, 2007, no events or conditions have occurred or changed or exists that have had or could reasonably be expected to have a Material Adverse Effect.

(c)No Litigation.  There shall be no actions, suits or proceedings or any governmental investigations or arbitrations, in each case pending or, to the knowledge of either Credit Party, threatened against or affecting it or its properties, or any Restricted Subsidiaries or their respective properties, before any courts or arbitrators or governmental departments, commissions, boards, bureaus, agencies or instrumentalities which, if determined adversely to such Credit Parties or Restricted Subsidiaries, either singly or taken together, could reasonably be expected to have a Material Adverse Effect.

(d)No Default.  On each Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit and the Operative Documents, there shall exist no Default or Event of Default.

(e)Representations and Warranties.  On each Date of Issuance and after giving effect to the issuance of the Letter of Credit and the Operative Documents, all representations and warranties of the Credit Parties contained herein, in the other Operative Documents or otherwise made in writing in connection herewith, shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of such date.

(f)Credit Parties’ Certificate.  There shall have been delivered to the Administrative Agent a certificate of a Responsible Officer of each Credit Party, dated as of each Date of Issuance, to the effect that:

(i)since December 31, 2007, no events or conditions have occurred or changed or exist that have had or could reasonably be expected to have a Material Adverse Effect;

(ii)there are no actions, suits or proceedings, or any governmental investigations or arbitrations, in each case pending or, to the knowledge of either Credit Party, threatened against or affecting it or its properties, or any Restricted Subsidiaries or their respective properties, before any courts or arbitrators or governmental departments, commissions, boards, bureaus, agencies or instrumentalities which, if determined adversely to such Credit Parties or Restricted Subsidiaries, either singly or taken together, could reasonably be expected to have a Material Adverse Effect;

(iii)on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit and the related Operative Documents, there shall exist no Default or Event of Default;

(iv)on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit and the related Operative Documents, all representations and warranties of the Credit Parties contained herein, in the other Operative Documents or otherwise made in writing in connection herewith shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of such date; and

(v)all of the conditions to the issuance of the Letter of Credit specified in this Section 4.1 have been satisfied as of such date.

(g)Opinion of Credit Parties’ Counsel.  There shall have been delivered to the Administrative Agent an opinion of Kilpatrick Stockton LLP, in its capacity as counsel to the Credit Parties, dated the Closing Date and addressed to the Administrative Agent, the Issuing Bank and the Lenders, which opinion shall be in form and substance satisfactory to the Administrative Agent and the Issuing Bank and shall cover such matters as the Administrative Agent and the Issuing Bank may reasonably request.

(h)Opinion of Bond Counsel.  There shall have been delivered to the Administrative Agent opinions (or signed copies of such opinions together with satisfactory reliance letters) from McCarter & English, LLP, dated as of the Date of Issuance of the Bonds, addressed to the Administrative Agent, the Issuing Bank and the Lenders and in form and substance satisfactory to the Administrative Agent and the Issuing Bank, to the effect that the Supplemental Indenture is a legal, valid and binding obligation of the Issuer and that as of the Date of Issuance, the execution and delivery of the Supplemental Indenture will not adversely affect the exclusion from gross income of interest on the Bonds under existing statutes, regulations and rulings, and covering such other matters as the Administrative Agent and the Issuing Bank may reasonably request.

(i)Organizational Documents.  The Credit Parties shall have delivered to the Administrative Agent at or prior to the issuance of the Letter of Credit the following for each Credit Party:

(i)a copy of its certificate or articles of incorporation, together with a certificate of existence/authorization, certified by the Secretary of State of the State of such Credit Party’s organization;

(ii)a copy of its bylaws as then in effect, as certified by the secretary or assistant secretary of such Credit Party;

(iii)a copy of the resolution or resolutions of its board of directors authorizing the execution and delivery of this Agreement and the other Operative Documents to which it is a party, as certified by the secretary or assistant secretary of such Credit Party; and

(iv)an incumbency certificate from the secretary or assistant secretary of such Credit Party setting forth the specimen signatures of its officers executing this Agreement and the other Operative Documents to which it is a party.

(j)Other Documents.  There shall have been delivered to the Administrative Agent such other information, documents, instruments, approvals (and if requested by the Administrative Agent, certified duplicates of executed copies thereof) or opinions as the Administrative Agent and the Issuing Bank may reasonably request.

(k)Documentation and Proceedings.  All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement and the other Operative Documents shall be satisfactory in form and substance to the Administrative Agent and the Issuing Bank and the Administrative Agent and the Issuing Bank shall have received all information and copies of all documents, including records of corporate proceedings, governmental approvals and incumbency certificates which it may have reasonably requested in connection with the transactions contemplated by this Agreement and the other Operative Documents, such documents where appropriate to be certified by proper officers.

(l)Payment of Fees and Expenses.  All fees payable to the Issuing Bank and the Lenders as of the Date of Issuance, and all fees and expenses of the Administrative Agent, including the fees and expenses of counsel for the Administrative Agent, shall have been paid in full.

Article Five

Representations and Warranties

To induce the Administrative Agent, the Issuing Bank, and the Lenders to enter into this Agreement and to issue or participate in the Letter of Credit, each of the Credit Parties hereby jointly and severally represents and warrants to the Administrative Agent, the Issuing Bank, and each Lender that:

Section 5.1.Financial Condition.  The audited consolidated balance sheets of the Guarantor as at December 31, 2007, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, fairly present in all material respects the consolidated financial condition of the Guarantor as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

Section 5.2.No Change.  Since December 31, 2007, no event or condition has occurred or changed that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.3.Existence; Compliance with Law.  Each Credit Party and other Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that such non-compliance, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.4.Power; Authorization; Enforceable Obligations.  Each Credit Party has the power and authority, and the legal right, to make, deliver and perform the Credit Documents and the other Operative Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Credit Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Credit Documents and the other Operative Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit on the terms and conditions of this Agreement.  No authorization or approval of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Credit Documents and the other Operative Documents, other than any such consents, authorizations, filings and notices which have been duly obtained or made and are in full force and effect.  Each Credit Document and each other Operative Document has been duly executed and delivered on behalf of each Credit Party party thereto.  This Agreement constitutes, and each other Credit Document and the other Operative Documents upon execution will constitute, a legal, valid and binding obligation of each Credit Party party thereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.5.No Legal Bar.  The execution, delivery and performance of this Agreement and the other Credit Documents and the other Operative Documents, the issuance of Letter of Credit, the Extensions of Credit hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of either Credit Party or their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation applicable to either Credit Party or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

Section 5.6.Litigation.  No litigation, arbitration or administrative proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either Credit Party, threatened (i) against either Credit Party or any of their respective Subsidiaries to restrain the entry by either Credit Party into, the enforcement of or exercise of any rights by the Lenders, the Issuing Bank, or the Administrative Agent under, or the performance or compliance by either Credit Party with any obligations under, this Agreement or the other Credit Documents or other Operative Documents, or (ii) against either Credit Party or any of their Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.7.No Default.  No Default or Event of Default has occurred and is continuing.

Section 5.8.Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property which is material to the operation of such Group Member’s business, and good title to, or a valid leasehold interest in, all its other property which is material to the operation of such Group Member’s business, and none of such property is subject to any Lien except as permitted by Section 7.2.

Section 5.9.Intellectual Property.  (i) Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does either Credit Party know of any valid basis for any such claim and (iii) the use of Intellectual Property which is material to the operation of each Group Member’s business does not infringe on the rights of any Person in any material respect.

Section 5.10.Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Credit Parties, no claim is being asserted, with respect to any such tax, fee or other charge.

Section 5.11.Federal Regulations.  No part of the proceeds of any Extensions of Credit hereunder will be used in any manner which violates Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender, the Issuing Bank, or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of Regulation U.  After application of the proceeds of all Extensions of Credit hereunder, less than 25% of the assets of the Credit Parties and their Subsidiaries consist of “margin stock” (as defined in Regulation U).

Section 5.12.ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, each Plan has satisfied the minimum funding standard applicable to the Plan (as determined pursuant to Section 412 of the Code and Section 302 of ERISA) for each plan year during such period, and, to the knowledge and belief of the Credit Parties, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except where non-compliance, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect.  Neither Credit Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability or loss under ERISA, and neither Credit Party nor any Commonly Controlled Entity would become subject to any liability or loss under ERISA if such Credit Party or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in any case where, either singly or in the aggregate, the aggregate amount of loss or liability could not reasonably be expected to have a Material Adverse Effect.

Section 5.13.Investment Company Act; Other Regulations.  No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Credit Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to obtain Extensions of Credit under this Agreement.

Section 5.14.Subsidiaries.  As of the Closing Date, (a) Schedule 5.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of each Credit Party and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by either Credit Party, and whether such Subsidiary is then a Restricted Subsidiary or Unrestricted Subsidiary, and (b) except as set forth on Schedule 5.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock performance grants granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of either Credit Party, the Borrower or any of their respective Subsidiaries.

Section 5.15.Use of Extensions of Credit.  The Letter of Credit and other Extensions of Credit pursuant to this Agreement shall be used solely to support the Borrower’s payment obligations in respect of the Bonds.

Section 5.16.Environmental Matters.  Except (i) as may be disclosed on Schedule 5.16, or (ii) as, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)the facilities and properties owned, leased or operated by either Credit Party or their respective Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)neither the Credit Parties nor any of their respective Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any of them (the “Business”), nor does either of the Credit Parties have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)no judicial proceeding or governmental or administrative action is pending or, to the knowledge of either Credit Party, threatened, under any Environmental Law to which either Credit Party or their respective Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)no Group Member has assumed any liability of any other Person under Environmental Laws.

Section 5.17.Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Credit Document or other Operative Document, or any other document, certificate or written statement furnished by any Credit Party or other statement made or furnished by a Responsible Officer of any Credit Party, in each case to the Administrative Agent, the Issuing Bank, or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Credit Documents or other Operative Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  There is no fact known to either Credit Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Credit Documents or other Operative Documents, or in any other documents, certificates and statements furnished to the Administrative Agent, the Issuing Bank and the Lenders for use in connection with the transactions contemplated hereby and by the other Credit Documents.

Section 5.18.Solvency.  Each Credit Party is, and after giving effect to the incurrence of all Obligations being incurred in connection herewith, will be and will continue to be, Solvent.

Section 5.19.Status of Obligations.  The respective obligations of the Credit Parties in respect of the Reimbursement Obligations and all other Obligations under this Agreement, respectively, constitute senior, unsubordinated, direct obligations of such Credit Parties and rank pari passu with such Credit Parties’ other senior, unsubordinated, unsecured obligations.

Section 5.20.OFAC.  No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 5.21.USA Patriot Act.  Each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001, Title III of Pub. L. 107-56, as amended).  No Extensions of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended

Section 5.22.Official Statements, Remarketing Memoranda or Other Offering Documents.  The information relating to the Bonds, the other Operative Documents, the Borrower, the Guarantor and the other Group Members and their properties contained in any Official Statement, supplement to an Official Statement, Remarketing Memorandum or other offering documents used in connection with the conversion of the interest rate on the Bonds and subsequent remarketing of the Bonds is, and any supplement or amendment thereof authorized by the Borrower or the Guarantor shall be, accurate in all material respects for the purposes for which its use is, was, or shall be, authorized; and such information does not, and any such supplements or amendments thereof shall not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading.

Section 5.23.Indenture and Supplemental Indenture.  The Indenture and the Supplemental Indenture are in full force and effect.  No provision of the Supplemental Indenture is in violation or contravention of any provision of the Indenture (except as consented to by the Bond Insurer or the Bondholders for the Bonds, as required by Indenture) or would constitute a Default or Event of Default under the Indenture.

Section 5.24.Loan Agreement.  The representations and warranties made by the Borrower as set forth in the Loan Agreement, all of which are incorporated in this Agreement by this reference with the same effect as though set forth in full herein, are true and correct as of the date of this Agreement and as of the Date of Issuance of the Letter of Credit.

Article Six

Affirmative Covenants

Each Credit Party hereby jointly and severally agrees that, so long as any Commitments remain in effect, the Letter of Credit remains outstanding or other amount is owing to any Lender, the Issuing Bank, or the Administrative Agent hereunder, each Credit Party shall and shall cause each other Group Member to:

Section 6.1.Financial Statements.  Furnish to the Administrative Agent for delivery to the Lenders:

(a)as soon as available, but in any event within 90 days after the end of each fiscal year of the Guarantor, a copy of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries, (ii) the audited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries and a copy of the separate unaudited balance sheet (or, if audited financial statements are otherwise prepared or required to be prepared for such Unrestricted Subsidiary, audited balance sheet) of each Unrestricted Subsidiary, in each case as at the end of such year, and (iii) the related audited (or, in the case of any Unrestricted Subsidiary for which audited statements are not required by this Section 6.1(a), unaudited) consolidated statements of income and of cash flows for the Borrower and the Guarantor, respectively, for such year, setting forth in each case in comparative form the figures for the previous year, reported on for such fiscal year without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by the Borrower’s and the Guarantor’s independent certified public accountants of nationally recognized standing; and

(b)as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Guarantor (other than the last fiscal quarter of each fiscal year), a copy of (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries, (ii) the unaudited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries, and a copy of the separate unaudited consolidated balance sheet of each Unrestricted Subsidiary, in each case as at the end of such quarter, and (iii) the related unaudited statements of income and of cash flows for the Borrower and the Guarantor, respectively, for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except for the omission of footnotes in the quarterly financial statements).

Section 6.2.Certificates; Other Information.  Furnish to the Administrative Agent for delivery to the Lenders (or, in the case of clause (d), to the relevant Lender):

(a)concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Credit Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Credit Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Guarantor, as the case may be;

(b)(i) prompt notice to the Administrative Agent of any failure by the Guarantor or the Borrower to file with the SEC any annual report on Form 10-K or quarterly report on Form 10-Q on or before the date such report is required to be filed pursuant to SEC regulations, and (ii) within five days after the same is filed, notice to the Administrative Agent of the filing of any such annual report on Form 10-K or quarterly report on Form 10-Q that had not previously been filed by the Guarantor or the Borrower as described in the preceding clause (i), and the availability to the Lenders of such filing through electronic access;

(c)within five days after the same is filed, notice to the Administrative Agent of the filing by the Guarantor or the Borrower with the SEC of any proxy statement, and the availability to the Lenders of such filing through electronic access; and

(d)promptly, such additional financial and other information as any Lender may from time to time reasonably request.

Section 6.3.Payment of Obligations.   Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Federal, state and other material taxes and other material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

Section 6.4.Maintenance of Existence; Compliance.  (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.5.Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain insurance (either with financially sound insurance companies or through self-insurance) on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

Section 6.6.Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in respect of the Guarantor, the Borrower, and their respective Subsidiaries in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to their business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and, if no Event of Default has occurred and is continuing, upon reasonable notice and as often as may reasonably be desired and to discuss their respective businesses, operations, properties and financial and other condition with their respective officers and employees and with their independent certified public accountants; provided, that unless an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall use their reasonable efforts to coordinate any such visits or inspections so as to minimize disruption of the conduct of their respective businesses, as applicable.

Section 6.7.Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)the occurrence of any Default or Event of Default;

(b)the following events, at such time as a Responsible Officer has knowledge thereof; any (i) default or event of default under any material Contractual Obligation of any of the Guarantor, the Borrower, or their respective Subsidiaries or (ii) litigation or governmental proceeding that may exist at any time between any of the Guarantor, the Borrower, or their respective Subsidiaries and any Governmental Authority, and (iii) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or the institution of proceedings or the taking of any other action by the PBGC or the Guarantor, the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, that in any of the foregoing cases (i) through (iii) singly or in the aggregate, could reasonably be expected to result in liabilities, losses or claims to the Group Members in an aggregate amount in excess of $100,000,000; and

(c)any change in, or withdrawal or suspension of, the Ratings of which the Guarantor or the Borrower has received written notification or of which the Guarantor or the Borrower becomes aware of the public announcement thereof.

Section 6.8.Environmental Laws.  (a) Comply in all material respects with, and contractually require compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and contractually require that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b)Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in a timely manner in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 6.9.Maintenance of Ownership.  In the case of the Guarantor, own 100% of the Capital Stock of the Atlanta Gas Light Company, Chattanooga Gas Company, Virginia Natural Gas, Inc., AGL Capital Corporation, and the Borrower.

Section 6.10.Certain Obligations.  Each Credit Party shall use its reasonable best efforts to cause each of the Tender Agent and the Remarketing Agent at all times to comply with the terms of the Operative Documents to which it is a party.

Section 6.11.Loan Agreement.  The Borrower agrees to timely perform and observe all covenants and requirements of the Borrower as set forth in the Loan Agreement, all of which are incorporated in this Agreement by this reference with the same effect as though set forth in full herein.

Article Seven

Financial and Negative Covenants

Each Credit Party hereby jointly and severally agrees that, during the term of this Agreement, and so long as the Commitments remain in effect, the Letter of Credit remains outstanding, or other amount is owing to any Lender or the Administrative Agent hereunder, each Credit Party shall not, and shall not permit any of the other Group Members to, directly or indirectly:

Section 7.1.Financial Condition Covenant.  Permit the ratio of Consolidated Total Debt to Total Capitalization to be greater than 0.70:1.00 as of the end of any fiscal month of the Guarantor (as determined by the Guarantor based on its internal fiscal month-end consolidated balance sheet prepared not later than ten (10) days following the end of such fiscal month) or at the end of any fiscal quarter of the Guarantor (as reflected on the consolidated financial statements delivered to the Lenders pursuant to Section 6.1).  For purposes of the foregoing, to the extent Consolidated Total Debt includes outstanding amounts under Hybrid Securities, then a portion of the amount of such Hybrid Securities not to exceed a total of 15% of Total Capitalization may be excluded from Consolidated Total Debt.

Section 7.2.Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)Mechanics’, materialmen’s, carriers’, and other similar Liens arising in the ordinary course of business that are not overdue for a period longer than 30 days or that are being contested in good faith by appropriate proceedings;

(b)Pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation;

(c)Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the consolidated books of the Guarantor in conformity with GAAP;

(d)Liens in respect of judgments or awards pending appeal so long as execution is not levied thereunder, and Liens in favor of plaintiff or defendant in any action before a court or a tribunal as security for costs or expenses where such action is being prosecuted or defended in the bona fide interest of the Guarantor or any other Group Member;

(e)Liens on deposits to secure, or any Lien otherwise securing, the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)Liens on any fixed or capital assets to secure the purchase of or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing capital lease obligations); provided, that (i) such Lien secures Indebtedness which on the date incurred and after giving pro forma effect thereto is permitted under Section 7.1, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset of any Group Member; and (iv) the Indebtedness secured by such Lien does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(g)Liens (x) outstanding on or over any Assets acquired after the Closing Date, (y) in existence at the date of such acquisition and not created in contemplation thereof, and (z) where the principal amount secured thereby is not increased over the amount so secured and outstanding at the time of such acquisition (other than in the case of Liens for a fluctuating balance facility, by way of utilization of that facility within the limits applicable thereto at the time of acquisition);

(h)Liens constituted by a right of set off, or rights over a margin call account, or any form of cash collateral, or any similar arrangement, in any such case for obligations incurred in respect of any Hedge Agreements, as renewed or extended upon the renewal or extension or refinancing or replacement of the obligations secured thereby;

(i)Liens existing on the Closing Date and set forth on Schedule 7.2(i) as renewed, extended, refinanced or replaced, provided that such renewal, extension, refinancing, or replacement does not cover any other Assets or increase the obligations secured thereby;

(j)Liens on the property of a Person existing at the time such Person is merged into or consolidated with the Guarantor or any other Group Member and not incurred in contemplation with such merger or consolidation; and

(k)Liens created or outstanding on Assets of the Guarantor or other Group Members, provided that the aggregate outstanding principal, capital and nominal amounts secured by all Liens created or outstanding as permitted under clauses (f) through (j) above and this clause (k) shall not at any time exceed 10% of Consolidated Net Worth.

Section 7.3.Fundamental Changes.  Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(a)any entity may be merged or consolidated with or into the Guarantor (provided that the Guarantor shall be the continuing or surviving corporation) or any other Restricted Subsidiary of the Guarantor (provided that such Restricted Subsidiary shall be the continuing or surviving corporation); and

(b)any Restricted Subsidiary of the Guarantor may Dispose of any or all of its Assets (i) to the Guarantor or any other Restricted Subsidiary of the Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.4 and may thereafter liquidate, wind up or dissolve.

Section 7.4.Disposition of Property.  Dispose of any of its Assets, whether now owned or hereafter acquired, or, in the case of the Guarantor or any of its Restricted Subsidiaries, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)Dispositions of obsolete or worn out property in the ordinary course of business;

(b)sales of inventory in the ordinary course of business;

(c)Dispositions permitted by Section 7.3(b)(i);

(d)sales or issuances of any Restricted Subsidiary’s Capital Stock to the Guarantor or to any Restricted Subsidiary of the Guarantor; and

(e)the Disposition of other Assets, the aggregate net book value of which, when combined with all such other Assets sold, leased, transferred or otherwise disposed of since June 30, 2006, would not exceed 20% of the Guarantor’s consolidated Assets at the end of the preceding fiscal quarter (including the fourth fiscal quarter) of the Guarantor for which financial statements have most recently been delivered to the Administrative Agent pursuant to Section 6.1

Section 7.5.Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)any Restricted Subsidiary may make Restricted Payments to the Guarantor or to any Restricted Subsidiary of the Guarantor or to any third-party investors in any Restricted Subsidiary of the Guarantor;

(b)so long as no Event of Default shall have occurred and be continuing or would result by virtue thereof, the Guarantor may pay dividends on shares of its Capital Stock; and

(c)so long as no Event of Default shall have occurred and be continuing or would result by virtue thereof, the Guarantor may buy back any outstanding shares of its Capital Stock.

Section 7.6.Amendments to Operative Documents.  Amend, modify, or waive any of its rights under any of the Operative Documents in a manner materially adverse to either Credit Party or to the Issuing Bank or the Lenders, except with the prior written consent of the Administrative Agent.

Section 7.7.Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)extensions of trade credit in the ordinary course of business;

(b)investments in Cash Equivalents;

(c)Guarantee Obligations otherwise permitted by this Agreement;

(d)loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e)other Investments made by the Guarantor or its Restricted Subsidiaries (other than the Borrower) subsequent to June 30, 2006 where such Investments consist of purchases of, or other investments in, the Capital Stock or other equity or ownership interests, assets, obligations or other interests in, Subsidiaries, joint ventures, or other Persons, in each case that are engaged principally in the business of purchasing, gathering, compression, transportation, distribution, exploration, production, processing or storage of natural gas, or asset management with respect to the foregoing (the foregoing collectively referred to as “Permitted Acquisitions”); and

(f)$150,000,000 in respect of Investments other than those described in the preceding clause (e).

Section 7.8.Negative Pledge Clauses.  Except for the agreements listed on Schedule 7.8, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Credit Documents and (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

Section 7.9.Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Guarantor to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Guarantor or any other Restricted Subsidiary of the Guarantor, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Guarantor or (c) transfer any of its assets to the Guarantor or any other Restricted Subsidiary of the Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary (in which case, any restriction shall only be effective against such Capital Stock or assets), and (ii) any agreements with joint venture partners in connection with joint ventures permitted by this Agreement.

Section 7.10.Lines of Business and Hedge Activities.  (a)  With respect to the Guarantor and each Subsidiary (other than AGL Capital Corporation), enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which the Guarantor and its Subsidiaries (other than AGL Capital Corporation) and its existing joint ventures are engaged on the date of this Agreement, (ii) that are reasonably related to the businesses referred to in the preceding clause (i), or (iii) that are being undertaken by comparable companies in the natural gas industry, (b) with respect to AGL Capital Corporation, enter into any business, except for that in which AGL Capital Corporation is engaged on the Closing Date, or (c) with respect to the Guarantor, the Borrower, and each other Group Member, enter into any Hedge Agreement except in the ordinary course of their business and consistent with industry practices.

Section 7.11.Designation of Subsidiaries.  Designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, or designate or redesignate any Restricted Subsidiary as an Unrestricted Subsidiary, unless (a) the Guarantor shall have given not less than ten (10) days’ prior written notice to the Lenders that the Board of Directors of the Guarantor has made such determination, (b) at the time of such designation or redesignation, and immediately after giving effect thereto, no Default or Event of Default would exist, (c) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and after giving effect thereto, (i) such Unrestricted Subsidiary so designated shall not, directly, or indirectly, hold or own any Indebtedness or Capital Stock of the Guarantor or any Restricted Subsidiary, and (ii) such designation shall be deemed a sale of assets and shall be permitted by the provisions of Section 7.4, (d) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary and after giving effect thereto, all outstanding Indebtedness and all existing Liens of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Sections 7.1 and 7.2, (e) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Restricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as an Unrestricted Subsidiary more than once, and (f) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Unrestricted Subsidiary shall not at any time after the date of this Agreement have previously been designated as a Restricted Subsidiary more than once.

Section 7.12.Tax Status.  Take any action or omit to take any action that, if taken or omitted, would adversely affect the excludability of interest on the Bonds from the gross income of the holders thereof for purposes of federal income taxation.

Section 7.13.Official Statement, Remarketing Memorandum or Other Offering Document.  Include in any offering document for the Bonds any information concerning the Issuing Bank that is not supplied in writing, or otherwise approved, by the Issuing Bank expressly for inclusion therein.

Section 7.14.Effectiveness of Certain Negative Covenants.  Notwithstanding anything to the contrary set forth herein, to the extent that any of the restrictions set forth in Section 7.2 or Section 7.7 of this Agreement may conflict with or be prohibited by Section 7.8 or Section 7.9 of the Revolving Credit Agreement, then any such restrictions in Section 7.2 or Section 7.7 of this Agreement shall be of no force or effect under this Agreement, until such time as (i) the Revolving Credit Agreement ceases to be in effect, or (ii) Section 7.8 and/or Section 7.9 of the Revolving Credit Agreement or the related Schedules are amended, waived, or otherwise modified so as to eliminate any such conflict or prohibition.

Article Eight

Pledged Bonds

Section 8.1.The Pledge.  The Borrower hereby pledges, assigns, hypothecates, transfers, and delivers to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, all its right, title and interest to, and hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a first lien on, and security interest in, all right, title and interest of the Borrower in and to the following (hereinafter collectively called the “Pledged Bond Collateral”):

(a)all Pledged Bonds;

(b)all income, earnings, profits, interest, premium or other payments in whatever form in respect of the Pledged Bonds; and

(c)all proceeds (cash and non-cash) arising out of the sale, exchange, collection, enforcement or other disposition of all or any portion of the Pledged Bonds.

The Pledged Bond Collateral shall serve as security for the payment and performance when due of the Reimbursement Obligations.  The Borrower shall deliver, or cause to be delivered, the Pledged Bonds to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, or to a pledge agent designated by the Administrative Agent immediately upon receipt thereof or, in the case of Pledged Bonds held under a book-entry system administered by The Depository Trust Company (“DTC”), New York, New York (or any other clearing corporation), the Borrower shall cause the Pledged Bonds to be reflected on the records of DTC (or such other clearing corporation) as a position held by the Administrative Agent (or a pledge agent acceptable to the Administrative Agent) as a DTC participant (or a participant in such other clearing corporation) and the Administrative Agent (or its pledge agent) shall reflect on its records that the Pledged Bonds are owned beneficially by the Borrower subject to the pledge in favor of the Administrative Agent.

Section 8.2.Remedies Upon Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Borrower or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Pledged Bond Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Pledged Bond Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Administrative Agent upon any such sale or sales, public or private, to purchase the whole or any part of said Pledged Bond Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby expressly waived or released.  In the event that any Pledged Bonds are sold or otherwise transferred by the Administrative Agent and the Letter of Credit relating to such Pledged Bonds will not be reinstated following such sell or transfer, the Administrative Agent agrees that it will provide notice to the purchasers or transferees of such Pledged Bonds that the then-current rating on such Pledged Bonds will not be maintained.  The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Pledged Bond Collateral or in any way relating to the rights of the Administrative Agent hereunder, including reasonable attorneys’ fees and legal expenses, to the payment in whole or in part of the Reimbursement Obligations in such order as the Administrative Agent may elect, the Borrower remaining liable for any deficiency remaining unpaid after such application, and only after so applying such net proceeds and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(l)(c) of the Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to the Borrower.  The Borrower agrees that the Administrative Agent need not give more than ten (10) days notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters.  No notification need be given to the Borrower if it has signed after Default a statement renouncing or modifying any right to notification of sale or other intended disposition.  In addition to the rights and remedies granted to the Administrative Agent in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Reimbursement Obligations, the Administrative Agent shall have all the rights and remedies of a secured party under the Uniform Commercial Code in effect in the State of New York at that time.

Section 8.3.Valid Perfected First Lien.  The Borrower covenants that the pledge, assignment and delivery of the Pledged Bond Collateral hereunder will create a valid, perfected, first priority security interest in all right, title or interest of the Borrower in or to such Pledged Bond Collateral, and the proceeds thereof, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Borrower which would include the Pledged Bond Collateral.  The Borrower covenants and agrees that it will defend the Administrative Agent’s right, title and security interest in and to the Pledged Bond Collateral and the proceeds thereof against the claims and demands of all persons whomsoever.

Section 8.4.Release of Pledged Bonds.  Pledged Bonds shall be released from the security interest created hereunder upon satisfaction of the Reimbursement Obligations with respect to such Pledged Bonds as provided herein.

Article Nine

Guaranty of Obligations

Section 9.1.The Guaranty.  The Guarantor hereby guarantees to each Lender, the Issuing Bank, and the Administrative Agent, as primary obligor and not as surety, the prompt payment of all Reimbursement Obligations in full when due (whether at stated maturity, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantor hereby further agree that if any of the Reimbursement Obligations are not paid in full when due (whether at stated maturity, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Reimbursement Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Section 9.2.Obligations Unconditional.  The obligations of the Guarantor under Section 9.1 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Reimbursement Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.1 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  The Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Person for amounts paid under this Article Nine until such time as the Reimbursement Obligations have been paid in full.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Reimbursement Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of any of the Credit Documents, shall be done or omitted;

(c)the maturity of any of the Reimbursement Obligations shall be accelerated, or any of the Reimbursement Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents shall be waived or any other guarantee of any of the Reimbursement Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)any Lien granted to, or in favor of, the Administrative Agent, the Issuing Bank or any Lenders as security for any of the Reimbursement Obligations shall fail to attach or be perfected; or

(e)any of the Reimbursement Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Guarantor).

With respect to its obligations hereunder, the Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Issuing Bank, or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or against any other Person under any other guarantee of, or security for, any of the Reimbursement Obligations.

Section 9.3.Reinstatement.  The obligations of the Guarantor under this Article Nine shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Reimbursement Obligations is rescinded or must be otherwise restored by any holder of any of the Reimbursement Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that it will indemnify the Administrative Agent, the Issuing Bank, and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent, the Issuing Bank, or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 9.4.Certain Additional Waivers.  The Guarantor agrees that it shall have no right of recourse to security for the Reimbursement Obligations, except through the exercise of rights of subrogation pursuant to Section 9.2.

Section 9.5.Remedies.  The Guarantor agrees that, to the fullest extent permitted by law, as between the Guarantor, on the one hand, and the Administrative Agent, the Issuing Bank, and the Lenders, on the other hand, the Reimbursement Obligations may be declared to be forthwith due and payable as provided in Section 10.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10.2) for purposes of Section 9.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Reimbursement Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Reimbursement Obligations being deemed to have become automatically due and payable), the Reimbursement Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantor for purposes of Section 9.1.

Section 9.6.Guarantee of Payment; Continuing Guarantee.  The guarantee in this Article Nine is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Reimbursement Obligations whenever arising.

Article Ten

Events of Default; Remedies

Section 10.1.Events of Default.  Each of the following (each an “Event of Default”) shall constitute an Event of Default for purposes of this Agreement:

(a)the occurrence of a “Default” or an “Event of Default” as described and defined in any of the Operative Documents; or

(b)the Borrower shall fail to pay any principal of any Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any fees or interest on any Reimbursement Obligation, or any other amount payable hereunder or under any other Credit Document, within five (5) days after any such interest, fees or other amount becomes due in accordance with the terms hereof; or

(c)any representation or warranty made or deemed made by any Credit Party herein or in any other Credit Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(d)any Credit Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Guarantor and the Borrower only), Section 6.7(a), Section 6.9 or Article 7 of this Agreement; or

(e)any Credit Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Credit Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) knowledge thereof by any Responsible Officer of any Credit Party or (ii) notice to the Borrower from the Administrative Agent or the Required Lenders; or

(f)any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace or notice and cure, if any, provided in any instrument or agreement under which such Indebtedness was created; or (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the scheduled maturity thereof by reason of such event or condition; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the total principal amount of which exceeds in the aggregate $100,000,000 (which, in the case of Indebtedness arising under any Hedge Agreement, shall be determined as the amount, if any, that would then be payable by the Group Member thereunder if such Hedge Agreement were to be terminated as a result of default by such Group Member); or

(g)(i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, any Plan shall have failed to satisfy the minimum funding standard (as determined pursuant to Section 412 of the Code and Section 302 of ERISA) for a plan year, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Guarantor, the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, results in liabilities of the Group Members in respect thereof in excess of $100,000,000; or

(i)one or more judgments or decrees shall be entered against any Group Member involving in the aggregate liabilities (not paid or not fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(j)the guarantee contained in Article Nine of this Agreement shall cease, for any reason, to be in full force and effect or the Guarantor or the Borrower shall so assert; or

(k)(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Guarantor or (ii) the board of directors of the Guarantor shall cease to consist of a majority of Continuing Directors; or

(l)any “Event of Default” as defined in the Revolving Credit Agreement shall exist or have occurred, or

(m)receipt of notice that any of the Bonds has become subject to mandatory redemption or special mandatory redemption pursuant to the terms of the Indenture.

Section 10.2.Remedies.  Upon the existence or occurrence, of any Event of Default as provided in Section 10.1 then, and in any such event, (A) if such event is an Event of Default specified in Section 10.1(g) with respect to the Borrower, automatically any Commitments shall immediately terminate and the Reimbursement Obligations (with accrued fees and interest thereon) and all other amounts owing under this Agreement and the other Credit Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the Letter of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower (i) declare any Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, and (ii) declare the Reimbursement Obligations (with accrued fees and interest thereon) and all other amounts owing under this Agreement and the other Credit Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the Letter of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  In addition, upon the existence or occurrence of any Event of Default of any kind, the Administrative Agent may, or upon the request of the Required Lenders shall (x) notify, or cause the Issuing Bank to notify, the Trustee as to the existence or occurrence of such Event of Default and direct the Trustee to accelerate payment of the Bonds, and (y) exercise any and all other remedies contained in this Agreement or in any other Credit Document or otherwise available under applicable law.

If presentment for honor of the Letter of Credit shall not have occurred at the time of an acceleration pursuant to this Section 10.2, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the then undrawn and unexpired amount of the Letter of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of amounts drawn under such Letter of Credit, and the unused portion thereof after the Letter of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Credit Documents.  After the Letter of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

No remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or any other Operative Document now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to exercise any remedy reserved to the Administrative Agent, the Issuing Bank or the Lenders in this Agreement, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.  In the event any provision contained in this Agreement should be breached by any party hereto and thereafter duly waived by any other party hereto so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.  No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Agreement.

Notwithstanding anything to the contrary set forth in this Section 10.2, so long as any series of Bonds is outstanding and no Bond Insurer Event of Default shall have occurred and continue to exist with respect to such series of Bonds, then none of the Administrative Agent, the Issuing Bank or any other Lender shall be entitled to enforce or direct the enforcement of any rights or remedies pursuant to the Indenture or Loan Agreement to call such series of Bonds for mandatory tender for purchase or for payment or reimbursement by the applicable Authority or the Borrower of any amounts representing principal of, or interest on, any such series of Bonds, or bring any action, suit or proceeding against the Borrower under this Agreement for reimbursement or other payment of any amounts due in respect of principal of, or interest on, any such series of Bonds, in any such case, except (i) in connection with a direction being given to the applicable Trustee for acceleration of the maturity of such series of Bonds as provided in this Section 10.2, or (ii) the making of any claim under the Bond Insurance Policy in respect of such principal or interest payment as provided in Section 3.1.

Section 10.3.Application of Collections.  After the exercise of remedies provided for in this Agreement or the other Credit Documents (or after the Reimbursement Obligations with respect to the outstanding Letter of Credit have automatically been required to be cash collateralized), any amounts received on account of the Reimbursement Obligations shall be applied by the Administrative Agent in the following order:

(a)First, to payment of that portion of the Reimbursement Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent or the Issuing Bank in its capacity as such;

(b)Second, to payment of that portion of the Reimbursement Obligations constituting fees, indemnities, and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

(c)Third, to payment of that portion of the Reimbursement Obligations constituting accrued and unpaid interest and fees payable in respect of the outstanding Letter of Credit, ratably among the Lenders in proportion to their respective amounts described in this clause Third held by them;

(d)Fourth, to payment of that portion of the Reimbursement Obligations constituting unpaid reimbursement obligations with respect to payments made under the Letter of Credit, and for cash collateralization of the outstanding Letter of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

(e)Last, the balance, if any, after all of the Reimbursement Obligations have been indefeasibly paid in full, to the Borrower or to any other Persons lawfully entitled thereto, or as otherwise required by applicable law.

Amounts used for cash collateralization of the aggregate undrawn amount of the Letter of Credit pursuant to clause Fourth shall be applied to satisfy drawings under the Letter of Credit as such drawings occur.  If any amounts remain on deposit as cash collateral after the Letter of Credit has either been fully drawn or expired, such remaining amount shall be applied to the other Reimbursement Obligations, if any, in the order set forth above.

Article Eleven

The Agent

Section 11.1.Appointment.  Each Lender hereby irrevocably designates and appoints Bank of America, N.A. as the Administrative Agent for such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent

Section 11.2.Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

Section 11.3.Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Credit Party a party thereto to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

Section 11.4.Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Guarantor or the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender as the owner of such Lender’s rights and interests hereunder for all purposes unless a written notice of assignment thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all assignees thereof.

Section 11.5.Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Guarantor or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 11.6.Non-Reliance on the Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Credit Party or any affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their affiliates and made its own decision to make its Extension of Credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any affiliate of a Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 11.7.Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Guarantor or the Borrower and without limiting the obligation of the Guarantor or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Extensions of Credit outstanding shall have been terminated and paid in full, as applicable, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, claims, demands, causes of action or disbursements of any kind whatsoever (whether or not an Indemnitee is a party to any such action, suit, demand, cause of action, etc.) that may at any time (whether before or after the termination and payment of the Extensions of Credit) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination and payment of the Extensions of Credit and all other amounts payable hereunder.

Section 11.8.Administrative Agent in Its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with, any Credit Party as though the Administrative Agent were not acting in such capacity.  With respect to the Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity as a Lender hereunder.

Section 11.9.Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Reimbursement Obligations.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article Eleven shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents

Section 11.10.Syndication Agent.  The Syndication Agent shall have no duties, responsibilities or liabilities hereunder in its capacity as such.

Article Twelve

Miscellaneous

Section 12.1.Amendments and Waivers.  Neither this Agreement, any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1.  The Required Lenders and each Credit Party (any required response to the matters described in clauses (a) or (b) of this Section 12.1 not to be unreasonably delayed by any party) party to the relevant Credit Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Credit Party (any required response to the matters described in clauses (a) or (b) of this Section 12.1 not to be unreasonably delayed by any party) party to the relevant Credit Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any principal amount of any Reimbursement Obligation, extend the expiry date of the Letter of Credit or the scheduled date for payment of any other Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 12.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Credit Documents, release the Guarantor from its obligations under Article Nine of this Agreement, or alter the pro rata treatment of the Lenders in respect of their respective funding obligations or payments for the account of the Lenders in accordance with their respective percentages, in any such case, without the written consent of all Lenders; (iv) amend, modify or waive any provision of Article Eleven without the written consent of the Administrative Agent (or, to the extent any such provision affects the Issuing Bank, the Issuing Bank); or (v) amend, modify or waive any provision of Article Two, or otherwise affect the rights or duties of the Issuing Bank hereunder or under any Credit Document or any other documents relating thereto, without the written consent of the Issuing Bank.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Credit Parties, the Lenders, and the Administrative Agent.  In the case of any waiver, the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Section 12.2.Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Guarantor, the Borrower, the Administrative Agent, and the Issuing Bank, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower:Pivotal Utility Holdings, Inc.
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia  30309
Attention:  Treasurer
Telecopy:  (404) 584-3589
Telephone:  (404) 584-3582

To the Guarantor:AGL Resources Inc.
Ten Peachtree Place NE, Suite 1000
Atlanta, Georgia  30309
Attention:  Treasurer
Telecopy:  (404) 584-3589
Telephone:  (404) 584-3582

To the Administrative Agent:Bank of America, N.A.
Agency Management
NC1-001-15-14
101 N. Tryon Street, 15th Floor
Charlotte, North Carolina  28255
Attention:  Maria A. McClain
Telecopy Number:  (704) 409-0913

To the Issuing Bank:Bank of America, N.A.
MC: PA6-580-02-30
One Fleet Way
Scranton, Pennsylvania  18507
Attention:  Michael Grizzanti, VP, Operations Manager
Telecopy Number:  (570) 330-4214
Email:  michael.a.grizzanti@bankofamerica.com

To any other Lender:the address set forth in the Administrative
Questionnaire or the Assignment and Acceptance
Agreement executed by such Lender

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Section 12.3.No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Bank, or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.4.Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of all Extensions of Credit hereunder and for a period of one year after the indefeasible payment in full of all Obligations and the termination of this Agreement and the other Credit Documents.

Section 12.5.Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse the Issuing Bank for all its costs and expenses in connection with the issuance of the Letter of Credit and any modifications or amendments thereof, (c) to pay or reimburse each Lender, the Issuing Bank, and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (d) to pay, indemnify, and hold each Lender, the Issuing Bank, and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender, the Administrative Agent, the Issuing Bank and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the use of the Letter of Credit or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of their Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Credit Party under any Credit Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 12.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 12.5 shall be submitted to the Treasurer, AGL Resources Inc. (Telephone No. 404/584-3582) (Telecopy No. 404/584-3589), at the address of the Borrower set forth in Section 12.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 12.5 shall survive repayment of the Reimbursement Obligations and all other amounts payable hereunder.

Section 12.6.Successors and Assigns; Participations and Assignments.  (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantor, the Lenders, the Issuing Bank, the Administrative Agent, all future holders of any Extensions of Credit and their respective successors and assigns, except that neither the Borrower nor the Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Issuing Bank and each Lender.

(b)Any Lender other than any Conduit Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Extensions of Credit made by such Lender, any Commitment of such Lender and any other Reimbursement Obligations and other interests of such Lender hereunder and under the other Credit Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any Extensions of Credit and other Reimbursement Obligations for all purposes under this Agreement and the other Credit Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by any Credit Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Extensions of Credit or any fees payable hereunder, postpone the date of the final maturity of any Extensions of Credit or release the Guarantor from its obligations under Article Nine of this Agreement, in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement and any Extensions of Credit and other Reimbursement Obligations are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 12.7(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.6, 2.7 and 3.9 with respect to its participation in the Commitments and any Extensions of Credit and other Reimbursement Obligations outstanding from time to time as if it was a Lender; provided that, in the case of Section 3.9, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender selling participations (other than the sale of participations to a Lender Affiliate) shall use its commercially reasonable efforts to provide prompt notice to the Borrower and the Administrative Agent of such participations and of the identity of the purchasers of such participations; provided that no delay or failure of such notice to be so given shall affect the validity of such sale.

(c)Any Lender may assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and any Extensions of Credit and other Reimbursement Obligations at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and any Extensions of Credit at the time owing to it or in the case of an assignment to a Lender or a Lender Affiliate, the aggregate amount of the Commitment (which for this purpose includes any Extensions of Credit outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent and the Borrower otherwise consents to such lesser amount, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to any Extensions of Credit or the Commitment assigned and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and such Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.  Upon (i) the execution and delivery of the Assignment and Acceptance by the assigning Lender and such Assignee, (ii) acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, (iii) consent thereof from the Borrower to the extent required pursuant to this clause (c) and (iv) if such Assignee is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), compliance by such Person with Section 3.9, from and after the effective date specified in each Assignment and Acceptance, such Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2,6, 2.7, 3.9 and 12.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(d)The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 12.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of any Extensions of Credit owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Credit Party, the Administrative Agent, the Issuing Bank, and the Lenders shall treat each Person whose name is recorded in the Register as the owner of any Extensions of Credit and other Reimbursement Obligations for all purposes of this Agreement.  Any assignment of any Extensions of Credit and other Reimbursement Obligations shall be effective only upon appropriate entries with respect thereto being made in the Register.

(e)Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, an Assignee and any other Person whose consent is required by Section 12.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 12.6 concerning assignments relate only to absolute assignments, and that such provisions do not prohibit pledges or collateral assignments creating security interests to secure such Lender’s obligations, including any pledge or assignment by a Lender to any Federal Reserve Bank pursuant to Regulation A of the Board and any operating circular issued by the Board or any Federal Reserve Bank or other applicable laws or regulations; provided that (i) no such Lender shall be relieved of its obligations hereunder as a result of any such pledge or collateral assignment, and (ii) no such pledgee or collateral assignee shall be considered a “Lender” hereunder or be entitled to require the Lender effecting such pledge or collateral assignment to take or omit to take any action hereunder.

(g)Each of the Borrower, the Guarantor, each Lender, the Issuing Bank, and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

Section 12.7.Adjustments; Set-off.  (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Reimbursement Obligations hereunder shall immediately become due and payable pursuant to Section 10.2, receive any payment of all or part of the Reimbursement Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Reimbursement Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Reimbursement Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, unless they have agreed to the contrary, without prior notice to the Borrower or the Guarantor, any such notice being expressly waived by the Borrower and the Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower and the Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the Guarantor, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.8.Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 12.9.Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.10.Integration.  This Agreement and the other Credit Documents represent the entire agreement of the Borrower, the Guarantor, the Administrative Agent, the Issuing Bank, and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Issuing Bank, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

Section 12.11.Governing Law.  This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 12.12.Submission To Jurisdiction; Waivers.  Each of the Borrower and the Guarantor hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the Guarantor, as the case may be, at its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Section 12.13.Acknowledgements.  Each of the Borrower and the Guarantor hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)none of the Administrative Agent, the Issuing Bank, or any Lender has any fiduciary relationship with or duty to the Borrower or the Guarantor arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent, the Issuing Bank, and the Lenders, on one hand, and the Borrower and the Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, the Guarantor, the Issuing Bank and the Lenders.

Section 12.14.Confidentiality.  Each of the Administrative Agent, the Issuing Bank and each Lender agrees to keep confidential all non-public information provided to it by any Credit Party pursuant to this Agreement that is designated by such Credit Party as confidential; provided that nothing herein shall prevent the Administrative Agent, the Issuing Bank, or any Lender from disclosing any such information (a) to the Administrative Agent, the Issuing Bank, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Assignee or Participant or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants, consultants and other representatives and professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Credit Document.  Notwithstanding the foregoing, the parties agree that this Agreement does not limit the ability of any party hereto (or any employee, representative, or other agent of such party) to disclose to any Person the tax treatment or tax structure of the financing transactions evidenced by this Agreement; provided, however, the foregoing is not intended to waive the attorney-client privilege or any other privileges, including the tax advisor privilege under Section 7525 of the Code.

Section 12.15.Waivers of Jury Trial.  Each of the Borrower, the Guarantor, the Administrative Agent, the Issuing Bank, and the Lenders hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or any other Credit Document and for any counterclaim therein.

Section 12.16.USA Patriot Act Notice.  Each of the Lenders, the Issuing Bank, and the Administrative Agent hereby notifies the Borrower and the Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, as amended), it is required to obtain, verify and record information that identifies the Borrower and the Guarantor, which information includes the names and addresses of the Borrower and the Guarantor and any other information that will allow such Lender, the Issuing Bank, or the Administrative Agent, as applicable, to identify the Borrower and the Guarantor in accordance with such Act.

Section 12.17Acknowledgement and Consent to Supplemental Indenture.  Each of the Administrative Agent, the Issuing Bank, and the other Lenders (i) acknowledges and consents to, and agrees to be bound by, the provisions of Article II of the Supplemental Indenture as the same are applicable to the Administrative Agent, the Issuing Bank and the other Lenders, and (ii) agrees that the Bond Insurer and the other parties to the Supplemental Indenture shall be entitled to rely upon the last paragraph of Section 10.2 herein and this Section 12.17 as third party beneficiaries of the provisions thereof and hereof.  So long as no Bond Insurer Event of Default shall have occurred and continues to exist, this Section 12.17 and the last paragraph of Section 10.2 herein shall not be amended, supplemented or modified without the prior written consent of the Bond Insurer.

--

Section 12.18.Consent to Insurance Endorsement.  Each of the Administrative Agent, the Issuing Bank and the other Lenders further consents to the issuance by the Bond Insurer of an endorsement to the Bond Insurance Policy in the form attached hereto as Annex IV.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
Pivotal Utility Holdings, Inc.,
as Borrowers

By:
Name:
Title:

AGL Resources Inc.,
as Guarantor

By:
Name:
Title:

(Signature Page to Letter of Credit and Security Agreement)

Bank of America, N.A.
as Administrative Agent, Issuing Bank and a Lender

By:
Name:
Title:

(Signature Page to Letter of Credit and Security Agreement)

The Bank of Tokoyo-Mitsubishi UFJ, Ltd., New York Branch,
as Syndication Agent and a Lender

By:
Name:
Title:

By:
Name:
Title:

(Signature Page to Letter of Credit and Security Agreement)

Schedule 1.1

Lender Commitments
Lender	Commitment
Bank of America, N.A.	$19,788,493
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$19,788,493

Total	$39,576,986

Schedule 5.14

Subsidiaries

Name	Jurisdiction of Organization	% of Capital Stock owned by AGL Resources Inc. or its Subsidiaries
AGL C&I Energy Services, Inc.	Delaware	100%
AGL Capital Corporation	Nevada	100%
AGL Capital Trust I	Delaware	100%
AGL Capital Trust II	Delaware	100%
AGL Investments, Inc.	Georgia	100%
AGL Macon Holdings, Inc.	Georgia	100%
AGL Networks, LLC	Delaware	100%
AGL Resources Inc. Political Action Committee, Inc.	Georgia	100%-Nonprofit Corporation
AGL Resources Private Foundation Inc.	Georgia	100%-Nonprofit Corporation
AGL Rome Holdings, Inc.	Georgia	100%
AGL Services Company	Georgia	100%
Atlanta Gas Light Company	Georgia	100%
Chattanooga Gas Company	Tennessee	100%
Compass Energy Consulting, LLC	Virginia	100%
Compass Energy Gas Services, LLC	Virginia	100%
Compass Energy Services, Inc.	Virginia	100%
Customer Care Services, Inc.	Georgia	100%
Employee Care Program, Inc.	Georgia	100%-Nonprofit Corporation
Energy Risk Insurance Services Company	British Virgin Islands	100%
Georgia Gas Company	Georgia	100%
Georgia Natural Gas Company	Georgia	100%
Global Energy Resources Insurance Corporation	Hawaii	100%
Golden Triangle Storage, Inc.	Delaware	100%
HPMT, Kft.	Hungary	100%
Jefferson Island Storage & Hub, LLC	Delaware	100%
Magnolia Enterprise Holdings, Inc.	Georgia	100%
NUI Capital Corp.	Florida	100%
NUI Corporation	New Jersey	100%
NUI Energy Brokers, Inc.	Delaware	100%
NUI Energy, Inc.	Delaware	100%
NUI Hungary, Inc.	Delaware	100%
NUI International, Inc.	Delaware	100%
NUI Sales Management, Inc.	Delaware	100%
NUI Saltville Storage, Inc.	Delaware	100%
NUI Service, Inc.	New Jersey	100%
OAS Group, Inc.	New Jersey	100%
Pivotal Energy Services, Inc.	Georgia	100%
Pivotal Jefferson Island Storage & Hub, LLC	Delaware	100%
Pivotal LNG, Inc.	Delaware	100%
Pivotal Propane of Virginia, Inc.	Delaware	100%
Pivotal Storage, Inc.	Delaware	100%
Pivotal Utility Holdings, , Inc.	New Jersey	100%
Sequent Energy Canada Corp.	Delaware	100%
Sequent Energy Management, L.P.	Georgia	100%
Sequent Energy Marketing, L.P.	Georgia	100%
Sequent Energy Services Inc.	Delaware	100%
Sequent Holdings, LLC	Georgia	100%
Sequent, LLC	Georgia	100%
Southeastern LNG, Inc.	Georgia	100%
SouthStar Energy Services LLC	Delaware	70%
T.I.C. Enterprises, LLC	Delaware	100%
Trustees Investments, Inc.	Georgia	100%
Virginia Gas Company	Delaware	100%
Virginia Natural Gas, Inc.	Virginia	100%

Schedule 5.16

Environmental Matters

1.Manufactured Gas Plants.

Georgia.  Atlanta Gas Light Company (“AGLC”) is required to investigate possible environmental contamination at manufactured gas plants (I) and, if necessary, clean up any contamination.  AGLC has been associated with ten MGP sites in Georgia and three in Florida.  Based on investigations to date, cleanup has either already occurred or is likely at most of these sites.  As of June 30, 2006, the remediation program in Georgia was approximately 100% complete, with the exception of ground water conditions.  As reported in Holdings Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, the projected costs of the remaining remediation at these sites are estimated to be $25 million, with additional future costs for the Florida sites in the range of $7 million to $11 million.

New Jersey.  In New Jersey, Pivotal Utility Holdings, Inc. (f/k/a NUI Utilities, Inc.) (“PUHI”), the utility subsidiary of NUI Corporation (“NUI”) owns five properties where former MGPs were operated.  A sixth MGP site, formerly operated by Elizabethtown Gas, a division of PUHI, operating in New Jersey (“ETG”), is now owned by a church.

Five of the six sites in New Jersey are under a Memorandum Agreement (MOA), and the sixth site is subject to an Administration Consent Order (ACO) with the New Jersey Department of Environmental Protection (NJDEP).  The MOAs and ACO require PUHI to investigate on-site contamination, and if required by the NJDEP, investigate off-site impacts as well.  Various investigation and cleanup investigations have been conducted and are progressing slowly, but cleanups are likely at most sites.  Based upon our review of these sites to date, the likely estimated cost range to address the New Jersey MGP sites is $61 million to $119 million.  These cost ranges are estimates.

ETG’s prudently incurred remediation costs for the New Jersey properties have been authorized by the New Jersey Board of Public Utilities to be recoverable in rates through ETG’s Remediation Adjustment Clause.  As a result, ETG has recorded a regulatory asset of approximately $63 million, inclusive of interest, as a regulatory asset, reflecting both recorded future costs and accrued interest.  PUHI has also recovered a portion of MGP remediation costs incurred in New Jersey from the company’s insurance carriers.

Other States.  Outside of New Jersey, NUI Corporation owns, or previously owned, ten properties located in the states of North Carolina, South Carolina, Pennsylvania, New York and Maryland on which MGPs were operated by NUI or by other parties in the past.  Two sites (Athens, Pennsylvania; Reidsville, North Carolina) have been sold to third parties, who have agreed to indemnify NUI against environmental liabilities.

Of these ten sites, only one site (Elizabeth City, North Carolina) has had any regulatory activity over the past ten years.  The Elizabeth City site is subject to an Administrative Consent Order with the North Carolina Department of Environment and Natural Resources (“NCDENR”), dated October 31, 2001, and under such order, the Company has been directed by the NCDENR to enter the formal site investigation stage.

Currently, there is only limited information available to assess the potential environmental liability associated with these non-New Jersey sites, and the liability for these sites will remain an uncertainty until a more vigorous environmental assessment is performed.  Regarding the Elizabeth City site, experience at other similar sites suggests that the costs for remediation of this site will likely range from $10 to $20 million. There is one other site in North Carolina where investigation and remediation is probable, although no regulatory order exists and there is not currently any basis to reasonably estimate the costs of such actions. For the remaining sites, no basis for liability has been asserted.

NUI Environmental Reserves:  Although the actual total cost of future environmental investigation and remediation efforts cannot be reasonably estimated, we have recorded on an undiscounted basis a total reserve of approximately $70 million, which we believe represents the probable minimum amount we may expend over the next 30 years. Of this reserve, approximately $61 million relates to remediation of the New Jersey MGP properties and approximately $9 million relates to remediation of the MGP properties located outside the state of New Jersey.

2.AGLC Pipeline Replacement.

On January 8, 1998, the Georgia Public Service Commission (“GPSC”) issued procedures and set a schedule for hearings regarding alleged pipeline safety violations.  On July 21, 1998, the GPSC approved a settlement between AGLC and the staff of the GPSC that details a 10-year pipeline replacement program (“PRP”) for approximately 2,300 miles of cast iron and bare steel pipe.  October 1, 2004 marked the beginning of the seventh year of the original 10-year PRP.

On June 10, 2005, AGLC and the GPSC entered into a Settlement Agreement that, among other things, extends AGLC’s PRP by five years to require that all replacements be completed by December 2013, with the timing of such replacements to be subsequently determined through discussions with GPSC staff. Under the Settlement Agreement, rates charged to customers will remain unchanged through April 30, 2010, but AGLC will recognize reduced base rate revenues of $5 million on an annual basis through April 30, 2010. The five-year total reduction in recognized base rate revenues of $25 million will be applied to the amount of costs incurred to replace pipe and subsequently recovered from customers.

For a further description of environmental and pipeline replacement matters, see the AGL Resources’ 10-K filings.

Schedule 7.2(i)

Existing Liens

None

Schedule 7.8

Agreements Prohibiting or Limiting Liens

1.Indenture, dated December 1, 1989, as amended, between Atlanta Gas Light Company and The Bank of New York Mellon, as successor trustee, pursuant to which Atlanta Gas Light Company issued its medium term notes.

2.Agreements pursuant to which Pivotal Utility Holdings Inc. (f/k/a NUI Utilities, Inc.) issued $39.0 million Variable Rate Bonds, due June 1, 2026:

(a)Loan Agreement, dated June 1, 1996, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority.

3.Loan Agreement, dated May 1, 2007, between Pivotal Utility Holdings, Inc. (f/k/a NUI Utilities, Inc. and NUI Corporation) and New Jersey Economic Development Authority, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, pursuant to which NUI Utilities issued $54.6 million bonds due June 1, 2032.

4.Loan Agreement, dated December 1, 1998, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority, pursuant to which NUI Utilities issued $40.0 million 5.25% bonds due November 1, 2033.

5.Loan Agreement, dated April 1, 2005, between Pivotal Utility Holdings, Inc. and Brevard County, FL, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, pursuant to which Pivotal Utility Holdings, Inc. issued $20 million bonds due October 1, 2024.

6.Loan Agreement, dated April 1, 2005, between Pivotal Utility Holdings, Inc. and Jersey Economic Development Authority, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, pursuant to which Pivotal Utility Holdings, Inc. issued $46.5 million bonds due October 1, 2022.

7.Letter of Credit and Security Agreement, dated as of June 5, 2008, by and among Pivotal Utility Holdings, Inc., AGL Resources Inc., the Lenders party thereto and SunTrust Bank.

Annex I

Form of Letter of Credit
Irrevocable Letter of Credit

September 4, 2008

Letter of Credit No._____________

The Bank of New York Mellon,
as Trustee and Tender Agent
10161 Centurion Parkway
Jacksonville, Florida 32256

Ladies and Gentlemen:

We hereby establish in your favor at the request and for the account of Pivotal Utility Holdings, Inc., a New Jersey corporation (the “Company”), our irrevocable letter of credit in the amount of U.S. $39,576,986 (Thirty-Nine Million Five Hundred Seventy-Six Thousand Nine Hundred Eighty-Six Dollars) in connection with the Bonds (as defined below) available with ourselves by sight payment against presentation of one or more signed and dated demands addressed by you to Bank of America, N.A., each in the form of Annex A (an “A Drawing”), Annex B (a “B Drawing”), Annex C (a “C Drawing”), or Annex D (a “D Drawing”) hereto, with all instructions in brackets therein being complied with.  Each such demand must be presented to us in its original form or by facsimile transmission of such original form.

Each such presentation must be made at or before 5:00 p.m. New York time on a Business Day (as hereinafter defined) to our Scranton, Pennsylvania office (presently located at One Fleet Way, Mail Code: PA6-580-02-30, Scranton, PA 18507), or by facsimile transmission to fax number (800) 755-8743.

This Letter of Credit expires on September 6, 2010 or, if such date is not a Business Day, then on the first (1st) succeeding Business Day thereafter (the “Expiration Date”).

As used herein the term “Business Day” shall mean a day on which our Scranton, Pennsylvania Letter of Credit Office is open for business.

The amount of any demand presented hereunder will be the amount inserted in numbered Paragraph 4 of said demand.  By honoring any such demand we make no representation as to the correctness of the amount demanded.

We hereby agree with you that each demand presented hereunder in full compliance with the terms hereof will be duly honored by our payment to you of the amount of such demand, in immediately available funds of Bank of America, N.A.:

(i)not later than 10:00 a.m., New York time, on the Business Day following the Business Day on which such demand is presented to us as aforesaid if such presentation is made to us at or before noon, New York time, or

(ii)not later than 10:00 a.m., New York time, on the second Business Day following the Business Day on which such demand is presented to us as aforesaid, if such presentation is made to us after noon, New York time.

Notwithstanding the foregoing, any demand presented hereunder, in full compliance with the terms hereof, for a C Drawing will be duly honored (i) not later than 2:30 p.m., New York time, on the Business Day on which such demand is presented to us as aforesaid if such presentation is made to us at or before 12:00 p.m., New York time, and (ii) not later than 11:00 a.m., New York time, on the Business Day following the Business Day on which such demand is presented to us as aforesaid if such presentation is made to us after 12:00 p.m., New York time.

With respect to any demand that is honored hereunder, the total amount of this Letter of Credit shall be reduced as follows:

(A)With respect to any A Drawing, the total amount of this Letter of Credit shall be reduced, as to all demands subsequent to the applicable demand, by the amount of the applicable demand as of the time of presentation of such demand; provided, however, that such amount shall be automatically reinstated at the opening of business on the eighth (8th) Business Day following the date such demand is honored by us, unless (i) you shall have received notice from us by express courier, authenticated SWIFT message, facsimile transmission, or registered mail no later than the close of business on the seventh (7th) Business Day after such demand is honored by us that there shall be no such reinstatement, or (ii) such eighth (8th) Business Day falls after the Expiration Date;

(B)With respect to any B Drawing, the total amount of this Letter of Credit shall be reduced, as to all demands subsequent to the applicable demand, by the amount of the applicable demand as of the time of presentation of such demand and shall not be reinstated;

(C)With respect to any C Drawing, the total amount of this Letter of Credit shall be reduced, as of the time of presentation of the applicable demand by the amount of the applicable demand; provided, however, upon receipt by Bank of America, N.A. of a certificate substantially in the form of Annex G attached hereto from you, the principal and/or interest components of the Stated Amount shall be automatically reinstated in the amounts shown on such Annex G which have been paid to Bank of America, N.A.; provided, however, that in no event will the total amount of all C Drawing reinstatements exceed the total amount of all Letter of Credit reductions made pursuant to this paragraph (C).

Upon presentation to us of a D Drawing in compliance with the terms of this Letter of Credit, no further demand whatsoever may be presented hereunder.

No more than one A Drawing which we honor shall be presented to us during any consecutive twenty-seven (27) calendar day period.

It is a condition of this Letter of Credit that the amount available for drawing under this Letter of Credit shall be decreased automatically without amendment upon our receipt of each reduction authorization in the form of Annex E to this Letter of Credit (with all instructions therein in brackets being complied with) sent to us as a signed and dated original form.

This Letter of Credit is subject to, and engages us in accordance with the terms of, the International Standby Practices 1998 (“ISP98”), International Chamber of Commerce Publication No. 590; provided, however, that if any provision of ISP98 contradicts a provision of this Letter of Credit such provision of ISP98 will not be applicable to this Letter of Credit.  Furthermore, we assume no liability or responsibility for consequences arising out of the interruption of our business by Acts of God, riots, civil commotions, insurrections, wars, acts of terrorism, or by any strikes or lockouts, or any other causes beyond our control.  Matters related to this Letter of Credit which are not covered by ISP98 will be governed by the laws of the State of New York, including, without limitation, the Uniform Commercial Code as in effect in the State of New York, except to the extent such laws are inconsistent with the provisions of ISP98 or this Letter of Credit.

This Letter of Credit is transferable and may be transferred more than once, but in each case only in the amount of the full unutilized balance hereof to any single transferee who you shall have advised us pursuant to Annex F has succeeded The Bank of New York Mellon or a successor trustee and tender agent, as Trustee and Tender Agent under the Trust Indenture, dated as of June 1, 1996, as supplemented from time to time, including as supplemented by the First Supplement to Trust Indenture, dated as of September 1, 2008 (as supplemented, the “Indenture”), between the New Jersey Economic Development Authority (the “Issuer”) and The Bank of New York Mellon, as Trustee, pursuant to which U.S. $39,000,000 in aggregate principal amount of the Issuer’s Gas Facilities Revenue Bonds, Series 1996 A (NUI Corporation Project) (the “Bonds”) were issued.  Transfers may be effected without charge to the transferor and only through ourselves and only upon presentation to us of a duly executed instrument of transfer in the form attached hereto as Annex F.  Any transfer of this Letter of Credit as aforesaid must be endorsed by us on the reverse hereof and may not change the place of presentation of demands from our office in Scranton, Pennsylvania.

All payments hereunder shall be made from our own funds.

This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Bonds and the Indenture), except ISP98 to the extent ISP98 is not inconsistent with or made inapplicable by this Letter of Credit; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except ISP98.

Bank of America, N.A.

By
Authorized Signature

Letter of Credit Office
Telephone No.: (570) 330-4214
Facsimile No.:  (800) 755-8743

Annex A

To Bank of America, N.A.
Irrevocable Letter of Credit No._________________

Bank of America, N.A.
Trade Services Dept. Standby-Unit
One Fleet Way
Scranton, Pennsylvania  18507

For the Urgent Attention of Letter of Credit Manager

The Bank of New York Mellon, as Trustee and Tender Agent (the “Trustee”), hereby certifies to Bank of America, N.A. (the “Bank”) with reference to irrevocable Letter of Credit no. __________ (the “Letter of Credit”; the terms the “Bonds”, “Business Day” and the “Indenture” used herein shall have their respective meanings set forth in the Letter of Credit) that:

(1)the Trustee is both the Trustee or a successor trustee and the tender agent or a successor tender agent under the Indenture.

(2)the Trustee is making a demand for payment under the Letter of Credit with respect to the payment, on an interest payment date (as defined in the Indenture), of unpaid interest with respect to the Bonds.

(3)the amount of this demand for payment was computed in accordance with the terms and conditions of the Bonds and the Indenture and is demanded in accordance with the Indenture, which amount please remit to the undersigned as follows:

[insert remittance instructions].

(4)the amount hereby demanded under the Letter of Credit is $[insert amount].

(5)the Trustee has contacted or attempted to contact by telephone an officer of the bank’s Letter of Credit office in Scranton, Pennsylvania regarding the amount of this demand and the date and time by which payment is demanded.

(6)if this demand is received by you at or before noon, New York time on a Business Day, you must make payment on this demand at or before 10:00 a.m., New York time, on the next Business Day.  If this demand is received by you after noon, New York time, on a Business Day, you must make payment on this demand at or before 10:00 a.m., New York time, on the second Business Day following such Business Day.

The Bank of New York Mellon,
as Trustee and Tender Agent,

By:
Authorized Signature
Date:

Annex B

To Bank of America, N.A.
Irrevocable Letter of Credit No._________________

Bank of America, N.A.
Trade Services Dept. Standby-Unit
One Fleet Way
Scranton, Pennsylvania  18507

For the Urgent Attention of Letter of Credit Manager

The Bank of New York Mellon, as Trustee and Tender Agent (the “Trustee”), hereby certifies to Bank of America, N.A. (the “Bank”) with reference to irrevocable Letter of Credit No. __________ (the “Letter of Credit”; the terms the “Bonds”, “Business Day” and the “Indenture” used herein shall have their respective meanings set forth in the Letter of Credit) that:

(1)the Trustee is both the Trustee or a successor trustee and the tender agent or a successor tender agent under the Indenture.

(2)the Trustee is making a demand for payment under the Letter of Credit with respect to the payment of the principal amount of, and the unpaid interest on, redeemed Bonds upon an optional and/or mandatory redemption of less than all of the Bonds currently outstanding.

(3)the amount of this demand for payment was computed in accordance with the terms and conditions of the Bonds and the Indenture and is demanded in accordance with the Indenture, which amount please remit to the undersigned as follows:

[Insert remittance instructions].

(4)the amount hereby demanded under the Letter of Credit is $[insert amount which is the sum of the two amounts inserted in paragraph 5 below].

(5)the amount hereby demanded is equal to the sum of (a) $[insert amount] being drawn with respect to the payment of the principal of the redeemed Bonds and (b) $[insert amount] being drawn with respect to the payment of the unpaid interest on the redeemed Bonds.

(6)the Trustee has contacted or attempted to contact by telephone an officer of the Bank’s Letter of Credit office in Scranton, Pennsylvania regarding the amount of this demand and the date and time by which payment is demanded.

(7)if this demand is received by you at or before noon, New York time on a Business Day, you must make payment on this demand at or before 10.00 a.m., New York time, on the next Business Day.  If this demand is received by you after noon, New York time, on a Business Day, you must make payment on this demand at or before 10:00 a.m., New York time, on the second Business Day following such Business Day.

The Bank of New York Mellon,
as Trustee and Tender Agent,

By:
Authorized Signature
Date:

Annex C

To Bank of America, N.A.
Irrevocable Letter of Credit No.  ___________

Bank of America, N.A.
Trade Services Dept. Standby-Unit
One Fleet Way
Scranton, Pennsylvania  18507

For the Urgent Attention of Letter of Credit Manager.

The Bank of New York Mellon, as Trustee and Tender Agent (the “Trustee”), hereby certifies to Bank of America, N.A. (the “Bank”) with reference to Irrevocable Letter of Credit No. ________ (the “Letter of Credit”; the terms the “Bonds”, “Business Day” and the “Indenture” used herein shall have their respective meanings set forth in the Letter of Credit) that:

(1)The Trustee is both the Trustee or a successor trustee and the tender agent or a successor tender agent under the Indenture.

(2)The Trustee is making a demand for payment under the Letter of Credit with respect to the payment of the principal amount of, and interest due on, those Bonds which the Remarketing Agent (as defined in the Indenture) has been unable to remarket within the time limits established in the Indenture.

(3)The amount of this demand for payment was computed in accordance with the terms and conditions of the Bonds and the Indenture and is demanded in accordance with the Indenture, which amount please remit to the undersigned as follows:

[Insert Remittance Instructions].

(4)The amount hereby demanded under the Letter of Credit is $[insert amount which is the sum of the two amounts inserted in paragraph 5 below].

(5)The amount of this demand is equal to the sum of (a) $[insert amount] being drawn with respect to the payment of principal of the Bonds and (b) $[insert amount] being drawn with respect to the payment of interest due on the Bonds.

(6)The Trustee has contacted or attempted to contact by telephone an officer of the Bank’s Letter of Credit office in Scranton, Pennsylvania regarding the amount of this demand and the date and time by which payment is demanded.

(7)If this demand is received by you at or before 12:00 p.m., New York time on a Business Day, you must make payment on this demand at or before 2:30 p.m., New York Time, on said Business Day.  If this demand is received by you after 12:00 p.m., New York time, on a Business Day, you must make payment on this demand at or before 11:00 a.m., New York time, on the Business Day following said Business Day.

The Bank of New York Mellon, as Trustee and Tender Agent,

By:
Authorized Signature
Date:

Annex D

To Bank of America, N.A.
Irrevocable Letter of Credit No. ____________

Bank of America, N.A.
Trade Services Dept. Standby-Unit
One Fleet Way
Scranton, Pennsylvania  18507

For the Urgent Attention of Letter of Credit Manager.

The Bank of New York Mellon, as Trustee and Tender Agent (the “Trustee”), hereby certifies to Bank of America, N.A. (the “Bank”) with reference to irrevocable Letter of Credit No. __________ (the “Letter of Credit”; the terms the “Bonds”, “Business Day” and the “Indenture” used herein shall have their respective meanings set forth in the Letter of Credit) that:

(1)The Trustee is both the Trustee or a successor trustee and the tender agent or a successor tender agent under the Indenture.

(2)The Trustee is making a demand for payment under the Letter of Credit with respect to the payment, at stated maturity, upon acceleration following an Event of Default (as defined in the Indenture), or upon redemption as a whole, of the total unpaid principal of, and unpaid interest on, all of the Bonds which are presently outstanding.

(3)The amount of this demand for payment was computed in accordance with the terms and conditions of the Bonds and the Indenture and is demanded in accordance with the Indenture, which amount please remit to the undersigned as follows:

[Insert Remittance Instructions].

(4)The amount hereby demanded under the Letter of Credit is $[insert amount which is the sum of the two amounts set forth in paragraph 5, below].

(5)The amount of this demand is equal to the sum of (a) $[insert amount] being drawn with respect to the payment of the unpaid principal of the outstanding Bonds and (b) $[insert amount] being drawn with respect to the payment of the unpaid interest on the outstanding Bonds.

(6)The Trustee has contacted or attempted to contact by telephone an officer of the bank’s Letter of Credit office in Scranton, Pennsylvania regarding the amount of this demand and the date and time by which payment is demanded.

(7)If this demand is received by you at or before noon, New York time on a Business Day, you must make payment on this demand at or before 10:00 a.m., New York time, on the next Business Day.  If this demand is received by you after noon, New York time, on a Business Day, you must make payment on this demand at or before 10:00 a.m., New York time, on the second Business Day following such Business Day.

The Bank of New York Mellon, as Trustee and Tender Agent,

By:
Authorized Signature
Date:

Annex E

To Bank of America, N.A.
Irrevocable Letter of Credit No. _________

Bank of America, N.A.
Trade Services Dept. Standby-Unit
One Fleet Way
Scranton, Pennsylvania  18507

For the Urgent Attention of Letter of Credit Manager

Letter of Credit Reduction Authorization

The Bank of New York Mellon, as Trustee and Tender Agent, with reference to Letter of Credit No. __________ issued by Bank of America, N.A. (the “Bank”), hereby unconditionally and irrevocably requests that the Bank decrease the amount available for drawing under the Letter of Credit by $[insert amount].

[For Signed Reduction Authorizations Only]

The Bank of New York Mellon, as Trustee and Tender Agent,

By:
Authorized Signature
Date:
Signature Guaranteed By

[Insert Name of Bank]

By:______________________________
[Insert Name and Title]

Annex F

To Bank of America, N.A.
Irrevocable Letter of Credit No. __________

Bank of America, N.A.
Trade Services Dept. Standby-Unit
One Fleet Way
Scranton, Pennsylvania  18507

For the Urgent Attention of Letter of Credit Manager
[Insert Date]

Subject:  Your Letter of Credit No. _________

Ladies and Gentlemen:

For value received, we hereby irrevocably assign and transfer all of our rights under the above-captioned Letter of Credit, as heretofore and hereafter amended, extended, increased or reduced to:

(Name of Transferee)

(Address of Transferee)

By this transfer, all of our rights in the Letter of Credit are transferred to the transferee, and the transferee shall have sole rights as beneficiary under the Letter of Credit, including sole rights relating to any amendments, whether increases or extensions or other amendments, and whether now existing or hereafter made.  You are hereby irrevocably instructed to advise future amendment(s) of the Letter of Credit to the transferee without our consent or notice to us.

The original Letter of Credit is returned with all amendments to this date.  Please notify the transferee in such form as you deem advisable of this transfer and of the terms and conditions to this Letter of Credit, including amendments as transferred.

You are hereby advised that the transferee named above has succeeded The Bank of New York Mellon, or a successor trustee and tender agent, as Trustee and Tender Agent under the Trust Indenture, dated as of June 1, 1996, as supplemented from time to time, including as supplemented by the First Supplement to Trust Indenture, dated as of September 1, 2008 (as supplemented, the “Indenture”) between the New Jersey Economic Development Authority (the “Issuer”) and The Bank of New York Mellon, as Trustee, pursuant to which U.S. $39,000,000 in aggregate principal amount of Issuer’s Gas Facilities Revenue Bonds, Series 1996 A (NUI Corporation Project) (the “Bonds”) were issued.

Very truly yours,

[Insert Name of Transferor]

By:
[Insert Name and Title]

Transferor’s Signature Guaranteed

By:
[Bank Name]

By:
[Insert Name and Title]

By its signature below, the undersigned transferee acknowledges that it has duly succeeded The Bank of New York Mellon, or a successor trustee and tender agent, as Trustee and Tender Agent under the Indenture.

[Insert Name of Transferee]

By:______________________________
[Insert Name and Title]

Annex G

TO Bank of America, N.A.

Irrevocable Letter of Credit No. __________

Bank of America, N.A.
Trade Services Dept. Standby-Unit
One Fleet Way
Scranton, Pennsylvania  18507

Re:Irrevocable Letter of Credit No. __________

Ladies and Gentlemen:

The undersigned, a duly authorized officer of The Bank of New York Mellon, as Trustee and Tender Agent (the “Trustee”), hereby notifies Bank of America, N.A. (the “Bank”), with reference to Letter of Credit No. __________ (the “Letter of Credit”; terms defined therein and not otherwise defined herein shall have the meanings set forth in the Letter of Credit) issued by the Bank in favor of the Trustee as follows:

1._________________________ is the Remarketing Agent under the Indenture for the holders of the Bonds.

2.The Trustee has been advised by the Company or the Remarketing Agent that the amount of $________________ paid to the Bank today by the Company or the Remarketing Agent on behalf of the Company is a payment made to reimburse the Bank, pursuant to the Letter of Credit and Security Agreement, dated as of September 4, 2008 (the “LOC Agreement”), by and between the Company and the Bank, for amounts drawn under the Letter of Credit pursuant to an [A-Drawing] [B-Drawing] [C-Drawing] [D-Drawing].

3.Of the amount referred to in paragraph 2, $_______________ represents the aggregate principal amount of Pledged Bonds resold or to be resold on behalf of the Borrower.

4.Of the amount referred to in paragraph 2, $____________ represents accrued and unpaid interest on such Pledged Bonds.

In Witness Whereof, the Trustee has executed and delivered this Certificate as of this ______ day of _____________,____.

The Bank of New York Mellon, as Trustee

By:
Name:
Title:

Annex II

Form of Assignment and Acceptance Agreement

This Assignment and Acceptance Agreement (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, all Commitments, all Letter of Credit and participating interests therein, all L/C Obligations and Reimbursement Obligations, and all other obligations and rights as a Lender under the Credit Agreement and the other Credit Documents), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement and the other Credit Documents, and any other documents or instruments delivered pursuant thereto or the credit transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.Assignor:______________________________

2.Assignee:______________________________ [and is an Affiliate of Assignor]

3.Borrower:Pivotal Utility Holdings, Inc., a New Jersey corporation

4.Administrative Agent:Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5.Credit Agreement:Letter of Credit and Security Agreement dated as of September 4, 2008, by and among the Borrower, AGL Resources Inc., the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Syndication Agent, and Bank of America, N.A., as Issuing Bank

6.Assigned Interest:
Interests Assigned	Aggregate Amount of Letter of Credit Commitments/L/C and Reimbursement Obligations for all Lenders	Amount of Letter of Credit Commitments/L/C and Reimbursement Obligations Assigned[1]	Percentage of Letter of Credit Commitments/L/C and Reimbursement Obligations[2]
Letter of Credit Commitment (with pro rata share of L/C and Reimbursement Obligations)

7.Trade Date:______________________________[3]

8.Effective Date:______________________________[4]

1Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2Set forth, to at least 9 decimals, as a percentage of the Letter of Credit Commitments, L/C and Reimbursement Obligations of all Lenders thereunder.

3To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

4To be inserted by Administrative Agent and shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment Agreement are hereby agreed to:

Assignor:[Name of Assignor]

By:
Name:
Title:

Assignee:[Name of Assignee]

By:
Name:
Title:

[Consented to and]5 Accepted:

Bank of America, N.A., as Administrative Agent

By:
Name:
Title:

5To be added if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

--

[Consented to:]6

Pivotal Utility Holdings, Inc.

By:
Name:
Title:

[Consented to:]7

Bank of America, N.A.
as Issuing Bank

By:
Name:
Title:

6To be added if the consent of the Borrower is required by the terms of the Credit Agreement.

7To be added if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

--

Annex 1

To Assignment and Acceptance Agreement

Standard Terms and Conditions

1.Representations and Warranties.

1.1.Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower or AGL Resources Inc. or any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrower or AGL Resources Inc. or any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have all obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 or 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not a United States person (as provided in Section 3.9 of the Credit Agreement), attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, and unless otherwise agreed, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions.  This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement.  This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Annex III

Form of Compliance Certificate

This Compliance Certificate is delivered to you pursuant to Section 6.2(a) of the Letter of Credit and Security Agreement, dated as of September 4, 2008, as amended, restated, supplemented or modified from time to time (the “Credit Agreement”), among Pivotal Utility Holdings, Inc., AGL Resources Inc., the banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Bank of America, N.A., as the Administrative Agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Syndication Agent, and Bank of America, N.A., as Issuing Bank.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1.I am the duly elected, qualified and acting [Chief Financial Officer] [Treasurer] of the Guarantor.

2.I have reviewed and am familiar with the contents of this Certificate.

3.I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Guarantor and its Subsidiaries (including any Unrestricted Subsidiaries) during the accounting period covered by the financial statements (including the separate financial statements of any Unrestricted Subsidiaries) attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4.Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

[Signature on the Following Page]

In Witness Whereof, I execute this Certificate this ___ day of _________, ______.

AGL Resources Inc.

By:
Name:
Title:

--

Attachment 1

to Exhibit B

[Attach Applicable Financial Statements]

Attachment 2

to Exhibit B

The information described herein is as of ____________, 20__, and pertains to the period from ____________________, 20__ to _________________, 20__.

[Set forth Covenant Calculations]

Annex IV

Form of Endorsement to Bond Insurance Policy

The Policy (Policy No. 12830BE) to which this endorsement is attached and of which it forms a part is hereby amended to provide that the payment by Ambac to the Insurance Trustee, for the benefit of the Bondholders, of the principal of and interest on the Bonds which shall become Due for Payment but which are unpaid by reason of Nonpayment by the Issuer shall include any Scheduled Principal Payment and any Scheduled Interest Payment (as each term is defined below) at the Bank Rate (as defined in the Trust Indenture, dated as of June 1, 1996, as amended and supplemented by the First Supplement to Trust Indenture, dated as of September 1, 2008 (the “Supplement”), by and between The New Jersey Economic Development Authority and The Bank of New York Mellon, as successor trustee (as modified by the Supplement, the “Indenture”)).  As used herein, “Scheduled Principal Payment” means any principal amount that is Due for Payment according to the original payment schedule applicable to the Bonds without giving effect to any advancement of the maturity of Bonds (through acceleration, mandatory redemption or otherwise) as may be provided in the Indenture or the Letter of Credit Agreement (as defined in the Supplement), and “Scheduled Interest Payment” means interest due on the Bonds on each regularly scheduled interest payment date.  While the Bonds are Outstanding under (and as such term is defined in) the Indenture, and notwithstanding anything to the contrary in the Policy, “Bondolders” shall include the Bank and the Administrative Agent (for the benefit of the lenders that are parties to the Letter of Credit Agreement) to the extent an event of Nonpayment has occurred with respect to amounts owed by the Company (as defined in the Supplement) under Section 3.1 of the Letter of Credit Agreement.